Exhibit 4.12

SHAREHOLDER SUPPORT AGREEMENT
This Shareholder Support Agreement (this “Agreement”) is made and entered into as of January 28, 2025 (the “Effective Date”), by and among the following parties (jointly “Parties” and individually “Party”):

ACORDO DE APOIO DE ACIONISTAS
Este Acordo de Apoio de Acionistas (este “Acordo”) é celebrado em 28 de janeiro de 2025 (a “Data de Vigência”), por e entre as seguintes partes (em conjunto “Partes” e individualmente “Parte”):

1.    DAVID GARY NEELEMAN, Brazilian, married, businessman, bearer of the ID card No. 53.031.273-6, issued by SSP/SP, enrolled with the Individual´s Taxpayers Registry (“CPF/MF”) under No. 744573731-68 (“David”);

1.    DAVID GARY NEELEMAN, brasileiro, casado, empresário, portador da cédula de identidade RG n°53.031.273-6, expedido pela SSP/SP, inscrito no Cadastro de Pessoas Físicas (“CPF/MF”) sob o n° 744573731-68, (“David”);

2.    SALEB II FOUNDER 1 LLC, a limited liability company organized under the laws of the State of Delaware, with its registered address at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801, United States of America (collectively with David, the “Founder Shareholders”);

2.    SALEB II FOUNDER 1 LLC, sociedade empresária limitada constituída de acordo com as leis do Estado de Delaware, com sede em Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801, Estados Unidos da América (em conjunto com David, os “Acionistas Fundadores”);

3.    TRIP PARTICIPAÇÕES S.A., a corporation (sociedade anônima), with headquarters at the City of Cariacica, State of Espírito Santo, at Avenida Mario Gurgel, 5030, Setor Centro Adm AB, Room 108, Vila Capixaba, Zip Code 29.145-901, enrolled under the Corporate Taxpayers’ Register (“CNPJ/MF”) under No. 09.229.532/0001-70, herein represented by its undersigned legal representatives (“TRIP Participações”);

3.    TRIP PARTICIPAÇÕES S.A., sociedade anônima, com sede na cidade de Cariacica, Estado do Espírito Santo, na Avenida Mario Gurgel, 5030, Setor Centro Adm AB, Sala 108, Vila Capixaba, CEP 29.145-901, inscrita no Cadastro Nacional de Pessoa Jurídica (“CNPJ/MF”) sob o n° 09.229.532/0001-70, neste ato representada pelo seu representante legal abaixo assinado (“TRIP Participações”);

4.    TRIP INVESTIMENTOS LTDA., a limited liability company with headquarters at the City of Cariacica, State of Espírito Santo, at Rodovia BR-262 S/N, Km 5, Vila Capixaba, Zip Code 29.145-901, enrolled under CNPJ/MF No. 15.300.240/0001-89, herein represented by its undersigned legal representatives (“TRIP Investimentos”);

4.    TRIP INVESTIMENTOS LTDA., sociedade empresária limitada com sede na cidade de Cariacica, Estado do Espírito Santo, na Rodovia BR-262 S/N, Km 5, Vila Capixaba, CEP 29.145-901, inscrita no CNPJ/MF sob nº 15.300.240/0001-89, neste ato representada pelos seus representantes legais abaixo assinados (“TRIP Investimentos”);

5.    RIO NOVO LOCAÇÕES LTDA., a limited liability company with headquarters at the City of Cariacica, State of Espírito Santo, at Avenida Mario Gurgel, 5030, Setor Centro Adm AB, Room 208, Vila Capixaba, Zip Code 29.145-901, enrolled under CNPJ/MF No. 04.373.710/0001-18, herein represented by its undersigned legal representatives (“Rio Novo” and, together with TRIP Participações and TRIP Investimentos, the “TRIP Shareholders” and, collectively with the Founder Shareholders, the “Supporting Shareholders”);

5.    RIO NOVO LOCAÇÕES LTDA., uma sociedade empresária limitada com sede na cidade de Cariacica, Estado do Espírito Santo, na Avenida Mario Gurgel, 5030, Setor Centro Adm AB, Sala 208, Vila Capixaba, CEP 29.145-901, inscrita no CNPJ/MF sob nº 04.373.710/0001-18, neste ato representada pelo seu representante legal abaixo assinado (“Rio Novo” e, em conjunto com TRIP Participações e TRIP Investimentos, os “Acionistas TRIP” e, coletivamente com os Acionistas Fundadores, os “Acionistas Apoiadores”);

And, as intervening and consenting party,
6.    AZUL S.A., a Brazilian corporation (sociedade por ações), enrolled with the CNPJ/MF under No. 09.305.994/0001-29, with headquarters at the City of Barueri, State of São Paulo, at Avenida Marcos Penteado de Ulhôa Rodrigues, nº 939, 8th floor, Edifício Jatobá, Condomínio Castelo Branco Office Park, Bairro Tamboré, Zip Code 06460-040 (“Azul” or the “Company” or the “Intervening Party”).

E, como parte interveniente-anuente,
6.    AZUL S.A., sociedade anônima, inscrita no CNPJ/MF sob o n° 09.305.994/0001-29, com sede na cidade de Barueri, Estado de São Paulo, na Avenida Marcos Penteado de Ulhôa Rodrigues, nº 939, 8° andar, Edifício Jatobá, Condomínio Castelo Branco Office Park, Bairro Tamboré, CEP 06460-040 (“Azul” ou “Companhia” ou “Interveniente Anuente”),

WHEREAS, on September 1, 2017, and by amendment dated March 3, 2021, Azul, David, the TRIP Shareholders and Calfinco, Inc., entered into that certain shareholders’ agreement (the “Existing Shareholders’ Agreement”);

CONSIDERANDO que em 1º de setembro de 2017, e conforme aditado em 3 de março de 2021, Azul, David, os Acionistas TRIP e Calfinco, Inc., celebraram um acordo de acionistas (o “Acordo de Acionistas Existente”);

WHEREAS, the Company, certain subsidiaries of the Company, David, and an ad hoc group of holders (the “Supporting Noteholders”) of (i) 11.930% Senior Secured First Out Notes due 2028 (the “Existing First Out Notes”) issued by Azul Secured Finance LLP (the “Issuer”), (ii) 11.500% Senior Secured Second Out Notes due 2029 (the “Existing 2029 Notes”) issued by the Issuer, (iii) 10.875% Senior Secured Second Out Notes due 2030 (the “Existing 2030 Notes” and, together with the “Existing 2029 Notes”, the “Existing Second Out Notes”) issued by the Issuer, and (iv) those certain convertible debentures (the “Convertible Debentures”) issued by Azul on October 6, 2020, are party to that certain transaction support agreement, dated October 27, 2024 (the “Transaction Support Agreement”), which contemplates and provides the terms and conditions of a series of transactions (the “Transactions”) to implement and effectuate a comprehensive restructuring with respect to the Company and its subsidiaries; and

CONSIDERANDO que, a Companhia, determinadas subsidiárias da Companhia, David e um grupo ad hoc de detentores (os “Titulares de Notas Apoiadores”) de (i) 11,930% de Senior Secured First Out Notes com vencimento em 2028 (as “Notas 1L Existentes”) emitidas pela Azul Secured Finance LLP (o “Emissor”), (ii) 11,500% de Senior Secured Second Out Notes com vencimento em 2029 (as “Notas de 2029 Existentes”) emitidas pelo Emissor, (iii) 10,875% de Senior Secured Second Out Notes com vencimento em 2030 (as “Notas de 2030 Existentes” e, juntamente com as “Notas de 2029 Existentes”, as “Notas 2L Existentes”) emitidas pelo Emissor, e (iv) determinadas debêntures conversíveis (as “Debêntures Conversíveis”) emitidas pela Azul em 6 de outubro de 2020, são partes de um determinado acordo de apoio à transação, datado de 27 de outubro de 2024 (o “Acordo de Apoio à Transação”), que prevê e estabelece os termos e condições de uma série de transações (as “Transações”) para implementar e efetivar uma reestruturação abrangente em relação à Companhia e suas subsidiárias; e

WHEREAS, in connection with the Transactions, the Parties negotiated, in good faith, the terms and conditions of the Company’s post-Transaction governance, as set forth on Schedule A attached hereto (the “Governance Conditions”).

CONSIDERANDO que, no âmbito das Transações, as Partes negociaram, de boa-fé, os termos e condições da governança da Companhia após as Transações, conforme disposto no Anexo A ao presente instrumento (os “Termos de Governança”).

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:	ISTO POSTO, em consideração ao acima exposto e as avenças e acordos aqui estabelecidos, e com a intenção de se vincularem legalmente por meio deste, as Partes concordam com o seguinte:

1.    Definitions. Capitalized words, both in the singular and plural form, as the case may be, and not defined in this Agreement, shall have the meaning set forth below:
• “Arbitration Law” means Brazilian Law No. 9,307 of September 23, 1996, as amended.
• “Brazilian Corporations Law” means Brazilian Law No. 6,404 of December 15, 1976, as amended.
• “Brazilian Civil Code” means Brazilian Law No. 10,406, of January 10, 2002, as amended.
• “Brazilian Civil Procedure Code” means Brazilian Law No. 13,105 of March 16, 2015, as amended.
• “Business Days” means any day on which banks are not required or authorized by law to close (i) in the City of São Paulo, State of São Paulo, Brazil, and (ii) in the City of New York, State of New York, United States of America.

1.    Definições. Palavras em letras maiúsculas, tanto no singular quanto no plural, conforme o caso, e não definidas neste Acordo, terão o significado estabelecido abaixo:
• “Lei de Arbitragem” significa a Lei Brasileira nº 9.307, de 23 de setembro de 1996, conforme alterada.
• “Lei das Sociedades por Ações” significa a Lei nº 6.404, de 15 de dezembro de 1976, conforme alterada.
• “Código Civil Brasileiro” significa a Lei nº 10.406, de 10 de janeiro de 2002, conforme alterada.
• “Código de Processo Civil Brasileiro” significa a Lei nº 13.105, de 16 de março de 2015, conform  alterada.
• “Dias Úteis” significa qualquer dia em que os bancos não sejam obrigados ou autorizados por lei a fechar (i) na cidade de São Paulo, Estado de São Paulo, Brasil, e (ii) na cidade de Nova Iorque, Estado de Nova Iorque, Estados Unidos da América.

• “Equitization Transactions” means (i) the issuance of 100 million preferred shares to the Company’s lessors and original equipment manufacturers, (ii) the issuance of preferred shares by the Company in mandatory partial exchange for the Second Out Notes pursuant to the terms thereof, (iii) the issuance of convertible debentures by the Company that will underly the exchangeable notes to be issued in mandatory partial exchange for the First Out Notes and the Second Out Notes pursuant to the terms thereof; and (iv) the issuance of other convertible instruments or securities by the Company to the extent that such convertible instruments or securities are issued pursuant to the terms and conditions of the Convertible Debentures, the First Out Notes and the Second Out Notes or in replacement of the Convertible Debentures, the First Out Notes and the Second Out Notes.

• “Transações de Equity” significa (i) a emissão de 100 milhões de ações preferenciais pela Companhia para os lessors e fabricantes de equipamentos originais da Companhia, (ii) a emissão de ações preferenciais pela Companhia em troca parcial obrigatória para as Second Out Notes nos termos aqui previstos, (iii) a emissão de debêntures conversíveis pela Companhia que servirão de base para as notas permutáveis a serem emitidas em troca parcial obrigatória das First Out Notes e das Second Out Notes, nos termos previstos; e (iv) a emissão de outros instrumentos ou valores mobiliários conversíveis pela Companhia na medida em que tais instrumentos ou valores mobiliários conversíveis sejam emitidos de acordo com os termos e condições das Debêntures Conversíveis, das First Out Notes e das Second Out Notes ou em substituição das Debêntures Conversíveis, das First Out Notes e das Second Out Notes.

• “First Out Notes” means the 11.930% Senior Secured First Out Notes due 2028, issued by Azul Secured Finance LLP on January 28, 2025 and guaranteed by the Company and certain of its subsidiaries.
• “First Out Notes” significa as 11,930% Senior Secured First Out Notes com vencimento em 2028, emitidas pela Azul Secured Finance LLP em 28 de janeiro de 2025 e garantidas pela Companhia e algumas de suas subsidiárias.

• “Second Out Notes” means the (i) 11.500% Senior Secured Second Out Notes due 2029 and (ii) 10.875% Senior Secured Second Out Notes due 2030, in each case, issued by Azul Secured Finance LLP on January 28, 2025 and guaranteed by the Company and certain of its subsidiaries.

• “Second Out Notes” significa as (i) 11,500% Senior Secured Second Out Notes com vencimento em 2029 e (ii) 10,875% Senior Secured Second Out Notes com vencimento em 2030, ambas emitidas pela Azul Secured Finance LLP em 28 de janeiro de 2025 e garantidas pela Companhia e algumas das suas subsidiárias.

2.    Rules of Interpretation. Unless a contrary indication appears, any reference in this Agreement to:
(i) any “Supporting Shareholder”, the “Company” or a “Person” includes its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under this Agreement;
(ii) “this Agreement” or similar words refers to this Agreement, together with the Schedules, in its entirety and not to any particular Section, Schedule or portion of it;
(iii) “Sections” or “Schedules” are to Sections of, or Schedules to, this Agreement. Section and Schedule headings are for ease of reference only. The definitions established in this Agreement also apply to the Schedules;
(iv) any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended, supplemented, modified, varied, restated or replaced from time to time in accordance with the terms of such agreement, document or instrument and, unless otherwise specified in such agreement, document or instrument (or in this Agreement) includes all schedules and addendums thereto;
(v) any Law includes all applicable rules, regulations and Orders adopted or made thereunder and all statues or other Laws amending, enhancing, restating, consolidating or replacing the statute or Law referred to;

2.    Regras de Interpretação. Salvo disposição em contrário, qualquer referência no presente Acordo a:
(i) qualquer “Acionista Apoiador”, a “Companhia” ou uma “Pessoa” inclui seus sucessores a título universal ou singular, cessionários permitidos e cedentes permitidos dos seus direitos e/ou obrigações nos termos deste Acordo;
(ii) “este Acordo” ou palavras similares referem-se a este Acordo, juntamente com os Anexos, em sua totalidade, e não a uma Cláusula, Anexo ou parte específica do Acordo;
(iii)“Cláusulas” ou “Anexos” referem-se às Cláusulas, ou aos Anexos deste Acordo. Os títulos das Cláusulas e dos Anexos são destinados exclusivamente para facilitar a consulta. As definições estabelecidas neste Acordo também se aplicam aos Anexos;
(iv) qualquer acordo (incluindo este Acordo), documento ou instrumento significa tal acordo, documento ou instrumento conforme alterado, suplementado, modificado, variado, consolidado ou substituído de tempos em tempos, de acordo com os termos do referido acordo, documento ou instrumento e, salvo disposição em contrário no referido acordo, documento ou instrumento (ou neste Acordo), inclui todos os anexos e aditamentos a este relacionados;
(v) qualquer Lei inclui todas as regras, regulamentos e normas aplicáveis adotadas ou emitidas sob a mesma e todas as regras/normas ou outras Leis que alterem, complementem, restabeleçam, consolidem ou substituam a regra/norma ou Lei mencionada;

(vi)wherever the words “include”, “includes” or “including” (and analogous terms) are used in this Agreement, they shall be deemed to be followed by the words “without limitation” and the words following “include”, “includes” or “including” shall not be considered to set out an exhaustive list;
(vii) whenever the term “best efforts” or “commercially reasonable efforts” is used, such efforts shall not include any obligation to incur substantial or extraordinary expense or liability;
(viii) The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement;
(ix) references to any period of time refer to the number of calendar days, unless expressly stated to be counted in Business Days. Whenever the expiration of a term falls on a day that is not a Business Day the term will be automatically extended to the subsequent Business Day. The provisions of Article 132 of the Brazilian Civil Code shall govern the counting of terms hereunder;

(vi)sempre que as palavras “incluir”, “inclui” ou “incluindo” (e termos análogos) forem utilizadas neste Acordo, presume-se que sejam seguidas das palavras “sem limitação”, e as palavras que seguem “incluir”, “inclui” ou “incluindo” não devem ser consideradas como uma lista exaustiva;
(vii) sempre que o termo “melhores esforços” ou “esforços comercialmente razoáveis” for utilizado, tais esforços não incluirão qualquer obrigação de incorrer em despesas ou responsabilidades substanciais ou extraordinárias;
(viii) as palavras “deste”, “a este”, “por meio deste”, “neste”, “nos termos deste” e palavras similares referem-se a este Acordo como um todo e não a qualquer disposição específica deste Acordo;
(ix) referências a qualquer período de tempo referem-se ao número de dias corridos, salvo disposição expressa em contrário indicando que serão contados em Dias Úteis. Sempre que o término de um prazo recair em um dia que não seja um Dia Útil, o prazo será automaticamente prorrogado para o Dia Útil subsequente. As disposições do Artigo 132 do Código Civil Brasileiro regerão a contagem de prazos neste instrumento;

(x)if any payment is required to be made or other action (including the giving of notice) is required to be taken pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be considered to have been made or taken in compliance with this Agreement if made or taken on the next succeeding Business Day; and
(xi)this Agreement is the result of negotiations among, and has been reviewed by counsel to the Parties, and is the work product of all such Persons. Accordingly, no term of this Agreement shall be construed against any Party merely because of any such Person’s involvement in the preparation of this Agreement.

(x)se qualquer pagamento for exigido ou outra ação (incluindo o envio de notificação) deva ser tomada, nos termos deste Acordo, em um dia que não seja um Dia Útil, tal ação ou pagamento será considerado realizado em conformidade com este Acordo se efetuado no Dia Útil subsequente; e
(xi)este Acordo é o resultado de negociações entre as Partes, tendo sido revisado pelos advogados de todas as Partes, sendo, portanto, fruto do trabalho conjunto dessas pessoas. Assim, nenhuma disposição deste Acordo será interpretada contra qualquer Parte unicamente em razão da participação de tal Parte na elaboração deste Acordo.

3. Representations and Warranties of Each Supporting Shareholder. Each Supporting Shareholder represents and warrants to each other Supporting Shareholder as follows:	3. Declarações e Garantias de cada Acionista Apoiador. Cada Acionista Apoiador declara e garante a cada outro Acionista Apoiador o que se segue:
(a)    As of the date hereof, it (i) is the beneficial owner of the number of common shares with voting rights issued by Azul (the “Common Stock”) set forth opposite such Supporting Shareholder’s name on Schedule 3(a)(i) annexed hereto, which include, for the avoidance of doubt, any such Common Stock held in trust or by family members for which such Supporting Shareholder is beneficial owner, (ii) is the beneficial owner of the number of preferred shares issued by Azul (the “Preferred Stock” and, together with the Common Stock, the “Stock”) set forth opposite such Supporting Shareholder’s name on Schedule 3(a)(i) annexed hereto, which include, for the avoidance of doubt, any such Preferred Stock held in trust or by family members for which such Supporting Shareholder is beneficial owner, and (iii) does not have any beneficial ownership interest in any other shares issued by Azul or any restricted stock, deferred stock units, options, or warrants to acquire Stock or any other right or security convertible into or exercisable or exchangeable for shares of Stock. None of such Supporting Shareholder’s Stock is subject to any pledge, option, or other encumbrance or lien, except as provided in Schedule 3(a)(iii) to this Agreement and except pursuant to the Existing Shareholders’ Agreement.

(a)    Na data deste instrumento, (i) é o legítimo proprietário beneficiário do número de ações ordinárias com direito a voto de emissão da Azul (as “Ações Ordinárias”) indicado ao lado do nome de tal Acionista Apoiador no Anexo 3(a)(i) deste Acordo, o que inclui, para evitar dúvidas, quaisquer Ações Ordinárias detidas em custódia ou por membros da família em relação às quais tal Acionista Apoiador seja o beneficiário final, (ii) é o beneficiário final do número de ações preferenciais de emissão da Azul (as “Ações Preferenciais” e, em conjunto com as Ações Ordinárias, as “Ações”) indicado ao lado do nome de tal Acionista Apoiador no Anexo 3(a)(i) deste Acordo, o que inclui, para evitar dúvidas, quaisquer Ações Preferenciais detidas em custódia ou por membros da família em relação às quais tal Acionista Apoiador seja o beneficiário final, e (iii) não possui qualquer participação beneficiária em quaisquer outras ações de emissão da Azul ou em quaisquer ações restritas, deferred stock units, opções ou garantias para adquirir Ações ou qualquer outro direito ou título conversível, exercível ou permutável em Ações. Nenhuma das Ações de tal Acionista Apoiador está sujeita a qualquer penhor, opção ou outro ônus ou gravame, exceto conforme previsto no Anexo 3(a)(iii) deste Acordo e exceto nos termos do Acordo de Acionistas Existente.

(b)    Except as otherwise expressly provided in this Agreement, from and after the date hereof, and for so long as this Agreement remains in effect in accordance with the terms hereof, such Supporting Shareholder has, and shall have, full power and authority to (i) make, enter into, and carry out the terms of this Agreement; and (ii) vote or, if and as applicable, consent on account of all of such Supporting Shareholder’s Stock in the manner set forth in this Agreement (including on Schedule A attached hereto) without the consent or approval of, or any other action on the part of, any other person or entity (including any governmental authority). Such Supporting Shareholder has not entered into any arrangement or agreement with any person limiting or affecting such Supporting Shareholder’s legal power, authority, or right to exercise the voting right in connection with the Stocks held by such Supporting Shareholder on any matter, except pursuant to the Existing Shareholders’ Agreement. This Agreement, its execution and the performance of its obligations by such Supporting Shareholder do not contravene, in any way, the Existing Shareholders’ Agreement. Pursuant to this Agreement, the Supporting Shareholders agree between themselves that the maximum number of seats the Company´s board of directors (the “Board of Directors”) at any given time shall be as provided in the Governance Conditions.

(b)    Salvo disposição expressa em contrário neste Acordo, a partir da data deste instrumento, e enquanto este Acordo permanecer em vigor de acordo com seus termos, tal Acionista Apoiador possui, e continuará a possuir, plenos poderes e autoridade para (i) celebrar, executar e cumprir os termos deste Acordo; e (ii) votar ou, conforme aplicável, consentir em relação à totalidade das Ações de tal Acionista Apoiador na forma prevista neste Acordo (incluindo no Anexo A deste instrumento), sem necessidade de consentimento ou aprovação, ou qualquer outra ação por parte de, qualquer outra pessoa ou entidade (incluindo qualquer autoridade governamental). Tal Acionista Apoiador não celebrou qualquer acordo ou contrato com qualquer pessoa que limite ou afete seu poder, autoridade ou direito legal de exercer o direito de voto relativo às Ações de tal Acionistas Apoiador em qualquer assunto, exceto nos termos do Acordo de Acionistas Existente. Este Acordo, sua celebração e a execução de suas obrigações por tal Acionista Apoiador não contrariam, de qualquer maneira, o Acordo de Acionistas Existente. Nos termos do presente Acordo, os Acionistas Apoiadores concordam entre si que o número máximo de assentos do Conselho de Administração da Companhia (o “Conselho de Administração”), em qualquer momento, será o previsto nos Termos de Governança.

(c)    This Agreement has been duly and validly executed and delivered by such Supporting Shareholder and constitutes the valid and binding obligation of such Supporting Shareholder (except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or other similar law affecting the enforcement of creditors’ rights generally or by general equitable principles). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement on behalf of applicable Supporting Shareholder has full power and authority to enter into and perform the obligations under this Agreement.
(d)    The execution and delivery of this Agreement, and the performance by such Supporting Shareholder of the agreements and obligations, will not result in any breach or violation of or be in conflict with or constitute a default under its organizational documents, any term of any contract to or by which such Supporting Shareholder is a party or bound, or any law to which such Supporting Shareholder (or such Supporting Shareholder’s Stock) is subject or bound.
(e)    As of the date of this Agreement, there are no actions, suits, or proceedings pending or, to the knowledge of such Supporting Shareholder, threatened in writing against such Supporting Shareholder at law or in equity by or before any governmental authority that could reasonably be expected to impair the ability of such Supporting Shareholder to promptly and fully perform such Supporting Shareholder’s obligations hereunder or to consummate the transactions contemplated hereby.

(c)    Este Acordo foi devida e validamente celebrado e entregue por tal Acionista Apoiador e constitui uma obrigação válida e vinculante de tal Acionista Apoiador (exceto na medida em que sua exigibilidade possa ser limitada por leis aplicáveis de falência, insolvência, reorganização ou outras leis semelhantes que afetem a execução de direitos dos credores em geral, ou por princípios equitativos gerais). Caso este Acordo tenha sido firmado na qualidade de representante ou agente fiduciário, a Pessoa que assina este Acordo em nome do respectivo Acionista Apoiador possui plenos poderes e autoridade para celebrar e cumprir as obrigações do presente Acordo.
(d)    A celebração e entrega deste Acordo, bem como o cumprimento dos acordos e obrigações por tal Acionista Apoiador, não resultarão em qualquer descumprimento, violação, conflito ou constituirá inadimplemento em relação aos seus documentos organizacionais, qualquer cláusula de contrato do qual tal Acionista Apoiador seja parte ou esteja vinculado, ou qualquer lei à qual tal Acionista Apoiador (ou as Ações de tal Acionista Apoiador) esteja sujeito ou vinculado.
(e)    Na data de assinatura deste Acordo, não há ações, processos ou procedimentos pendentes ou, de conhecimento de tal Acionista Apoiador, ameaçados por escrito contra tal Acionista Apoiador, de direito ou por equidade, por ou perante qualquer autoridade governamental que possa razoavelmente prejudicar a capacidade de tal Acionista Apoiador de cumprir pronta e integralmente as obrigações de tal Acionista Apoiador nos termos deste instrumento ou de consumar as transações aqui contempladas.

4.    Shareholders’ Meeting. Each Supporting Shareholder hereby agrees to attend and participate in, either in person or by duly appointed proxy, the applicable shareholders’ meetings of the Company, including any special meeting of holders of preferred shares issued by the Company (the “Shareholders’ Meeting”), which shall be noticed, scheduled, and held in accordance with the Governance Conditions set forth on Schedule A attached hereto, and, in its capacity as a holder of Stock:
(a)    to vote, with the totality of its Stock, as applicable (and/or, if and as applicable, provide its consent, and/or take any similar action), in favor of approving and taking the necessary corporate actions to implement the Governance Conditions set forth in Schedule A attached hereto, as applicable to their Stock, including any amendment to the Company’s bylaws and election of one or more members to the Board of Directors, including in the event of a multiple vote system or separate election, and to exercise their rights thereafter, including voting to implement the Governance Conditions. For the avoidance of doubt, in an election of members to the Board of Directors, even if those elections are carried out through the multiple vote system or include the election of one (1) or more members through a separate election, the Supporting Shareholders shall exercise the voting rights arising from the totality of its Shares in accordance with the provisions of the Brazilian Corporations Law so that the Appointed Directors are elected as set forth in the Governance Conditions so that the adoption of the multiple vote system or the separate election do not negatively affect the election of the Appointed Directors;

4.    Assembleia de Acionistas. Cada Acionista Apoiador concorda em comparecer e participar, pessoalmente ou por meio de procurador devidamente constituído, das assembleias gerais de acionistas aplicáveis da Companhia, incluindo qualquer assembleia especial de titulares de ações preferenciais da Companhia (a “Assembleia”), que serão convocadas, agendadas e realizadas de acordo com os Termos de Governança estabelecidas no Anexo A deste Acordo, e, na qualidade de titular de Ações:
(a)    votar com a totalidade das suas Ações, conforme aplicável (e/ou, se aplicável, fornecer seu consentimento e/ou tomar qualquer ação similar) a favor da aprovação e da adoção das medidas societárias necessárias para implementar os Termos de Governança descritos no Anexo A deste Acordo, conforme aplicável às suas respectivas participações societárias, incluindo quaisquer alterações no Estatuto Social da Companhia e eleição de um ou mais membros do conselho de administração, incluindo em caso de eleição através do sistema de voto múltiplo ou com eleição em separado, e exercer seus direitos no mesmo sentido, incluindo votar para implementar os Termos de Governança. Para fins de esclarecimento, sempre que houver eleição de membros do Conselho de Administração e ainda que tais eleições ocorram através do sistema de voto múltiplo ou incluam eleição de 1 (um) ou mais membros através de eleição em separado, os Acionistas Apoiadores deverão exercer o direito de voto decorrente da totalidade das suas Ações de acordo com a Lei das Sociedades por Ações a fim de que os Conselheiros Nomeados sejam eleitos de acordo com os Termos de Governança, de forma que adoção do sistema de voto múltiplo ou adoção de eleição em separado não afetem negativamente a eleição dos Conselheiros Nomeados;

(b)    to vote, with the totality of its Stock, as applicable (and/or, if and as applicable, provide its consent, and/or take any similar action), against the removal of the Appointed Directors (as defined in the Governance Conditions attached hereto as Schedule A) or any other matter that may result in the removal, withdrawal or suspension of the Appointed Directors, except as otherwise provided for in the Governance Conditions;

(b)    votar, com a totalidade de suas Ações, conforme aplicável, (e/ou, se e conforme aplicável, fornecer seu consentimento, e/ou tomar qualquer ação similar), contra a destituição dos Conselheiros Nomeados (conforme definido nos Termos de Governança constantes do Anexo A deste Acordo) ou qualquer outra deliberação que possa resultar na destituição, afastamento ou suspensão dos Conselheiros Nomeados, exceto conforme previsto nos Termos de Governança;

(c)    to refrain from calling any Shareholders’ Meeting to resolve on matters that may frustrate, oppose or prevent the implementation of the Governance Conditions attached hereto as Schedule A, and if any such Shareholders’ Meeting is called by any other shareholder of the Company in relation to such matters, to exercise all rights arising from its Stock, as applicable, to vote against any such matters;

(c)    abster-se de convocar qualquer Assembleia para deliberar sobre matérias que possam frustrar, contrariar ou impedir a implementação dos Termos de Governança constantes do Anexo A deste Acordo, e se qualquer Assembleia for convocada por qualquer outro acionista da Companhia em relação a tais matérias, a exercer todos os direitos inerentes às suas Ações, conforme aplicável, para que tais matérias não sejam aprovadas;

(d)    to refrain from directly or indirectly assigning (except as necessary to allow the beneficiaries of the Equitization Transaction to subscribe for the shares and/or other securities convertible into shares issued at the relevant Equitization Transaction) and/or exercising any such Supporting Shareholder’s preemptive rights to subscribe shares or other securities convertible into shares issued by Azul in connection with the Equitization Transactions, and agrees that it shall be deemed to have unconditionally and irrevocably waived, and hereby unconditionally and irrevocably waives, any portion of such Supporting Shareholder’s preemptive rights in the Equitization Transactions that is not assigned as authorized under this item.
For the avoidance of doubt, the restrictions and obligations in the foregoing Section 4 are independent obligations of each Supporting Shareholder.

(d)    abster-se de ceder (exceto na medida em que necessário para permitir que os beneficiários das Transações de Equity subscrevam as ações e/ou outros valores mobiliários conversíveis em ações emitidos na respectiva Transação de Equity) e/ou exercer, direta ou indiretamente, quaisquer direitos de preferência que tal Acionista Apoiador tenha para subscrever ações ou outros valores mobiliários conversíveis em ações emitidos pela Azul, diretamente relacionadas com as Transações de Equity, e concorda que será considerado como tendo renunciado, de forma incondicional e irrevogável, e por meio deste, renuncia, de forma incondicional e irrevogável, a quaisquer parcelas dos direitos de preferência que tal Acionista Apoiador tenha em relação às Transações de Equity e que não sejam cedidos conforme permitido nesse item.
Para evitar dúvidas, as restrições e obrigações previstas na Cláusula 4 são obrigações individuais e independentes de cada Acionista Apoiador.

5.    Covenants of each Supporting Shareholder.
(a)    Stock Subsequently Acquired. Notwithstanding anything to the contrary contained herein, this Agreement shall apply to all Stock that a Supporting Shareholder currently holds a right and power to vote and/or dispose of, or to direct the voting or disposition of (whether in its capacity as owner or otherwise), and all such Stock as to which a Supporting Shareholder may acquire from the date hereof a right and power to vote and/or dispose of, or to direct the voting or disposition of.

5.    Avenças de cada Acionista Apoiador.
(a)    Ações Adquiridas Posteriormente. Sem prejuízo de qualquer disposição em contrário contida neste instrumento, este Acordo se aplicará a todas as Ações sobre as quais um Acionista Apoiador atualmente possua direito e poder de votar e/ou alienar, ou de instruir o voto ou alienação (seja na qualidade de proprietário ou de outra forma), bem como a todas as Ações sobre as quais um Acionista Apoiador venha, a partir da data deste instrumento, a adquirir direito e poder de votar e/ou alienar, ou de instruir o voto ou alienação.

(b)    Disposition of Stock. Each Supporting Shareholder agrees, during the term of this Agreement, not to dispose of, or to direct the disposition of (whether in its capacity as owner or otherwise), any shares issued by Azul that each of them currently holds, or subsequently acquires, a right and power to vote and/or dispose of, or to direct the voting or disposition of (whether in its capacity as owner or otherwise), unless the acquirer agrees in written to become bound by the terms and conditions of this Agreement pursuant to a joinder agreement in the form of Schedule 5.
(c)    Further Assurances. Each Supporting Shareholder shall execute and deliver, or cause to be executed and delivered, such additional instruments, and shall take such further corporate actions, as the Company may reasonably request for the purpose of carrying out and furthering the intent of this Agreement in the best interests of the Company.

(b)    Alienação de Ações. Cada Acionista Apoiador obriga-se a, durante a vigência deste Acordo, não alienar, ou instruir a alienação (seja na qualidade de proprietário ou de outra forma) de quaisquer ações de emissão da Azul de sua titularidade, que atualmente possua, ou venha a possuir, direito e poder de votar e/ou alienar, ou de instruir o voto ou alienação (seja na qualidade de proprietário ou de outra forma), a menos que o adquirente se vincule, por escrito, aos termos e condições deste Acordo, por meio do termo de adesão na forma do Anexo 5.
(c)    Garantias Adicionais. Cada Acionista Apoiador deverá celebrar e entregar, ou assegurar que sejam celebrados e entregues, quaisquer instrumentos adicionais, e deverá tomar as medidas societárias adicionais que a Companhia possa razoavelmente solicitar para realizar e promover o objeto deste Acordo no melhor interesse da Companhia.

6.    Other Obligations.
(a)    Each Supporting Shareholder, in its sole capacity as a shareholder of Azul, hereby agrees to carry out all actions as are necessary or appropriate, to support the implementation of the Governance Conditions, and to not take any action or fail to take any action intended to terminate this Agreement, other than in accordance with the terms of Section 14 hereof, or to otherwise delay or impede the implementation of the Governance Conditions set forth on Schedule A attached hereto.
(b)    Each Supporting Shareholder agrees that actions referred to in Section 4 and Section 6(a) shall include the exercise of all rights and remedies available to it that are necessary in order to fulfill the obligations set forth in such Sections, including, in each case, to the extent legally permissible and otherwise required to effectuate the actions referred to in this Agreement:
(i)calling shareholders’ meetings pursuant to the Brazilian Corporations Law or the Company´s bylaws (if such Shareholders’ Meeting is not called by the Chairman of the Board of Directors);
(ii)exercising voting rights in any such meetings;
(iii)providing instructions to agents, representatives, attorneys and employees;
(iv)revoking and granting proxy letters and powers of attorney;
(v)concurrent with and/or following consummation of the Transactions, appointing new directors to the Board of Directors of the Company or any of its direct or indirect subsidiaries; and
(vi)solely to the extent (y) required to implement the Governance Conditions and (z) legally permitted, exercising its voting powers as a shareholder to vote in favor of amending the Company’s bylaws in the form of Schedule 7 hereto attached.

6.    Outras Obrigações.
(a)    Cada Acionista Apoiador, exclusivamente na qualidade de acionista da Azul, concorda em realizar todas as ações necessárias ou apropriadas para apoiar a implementação dos Termos de Governança, e em não tomar qualquer medida ou deixar de tomar qualquer medida com o objetivo de rescindir este Acordo, exceto conforme permitido nos termos da Cláusula 14 deste Acordo, ou de qualquer outra forma atrasar ou impedir a implementação dos Termos de Governança estabelecidos no Anexo A deste Acordo.
(b)    Cada Acionista Apoiador concorda que as medidas mencionadas nas Cláusulas 4 e 6(a) deverão incluir o exercício de todos os direitos e recursos disponíveis que sejam necessários para cumprir as obrigações estabelecidas em tais Cláusulas, incluindo, em cada caso, na medida legalmente permitida e necessária para realizar as ações previstas neste Acordo:
(i)convocar assembleias gerais de acionistas, nos termos da Lei das Sociedades por Ações ou do estatuto social da Companhia (se a referida Assembleia não for convocada pelo Presidente do Conselho de Administração da Companhia);
(ii)exercer os direitos de voto em tais reuniões/assembleias;
(iii)fornecer instruções a agentes, representantes, procuradores e funcionários;
(iv)revogar e conceder instrumentos de procuração e poderes de representação;
(v)simultaneamente e/ou após a consumação das Transações, nomear novos conselheiros para o Conselho de Administração da Companhia ou para qualquer de suas subsidiárias diretas ou indiretas; e
(vi)exclusivamente na medida em que (y) seja necessário para implementar os Termos de Governança e (z) seja legalmente permitido, exercer seus poderes de voto como acionista para votar a favor da alteração do estatuto social da Azul na forma do Anexo 7 a este Acordo.

(c)    Any Supporting Shareholder shall have the obligation to request the chairperson of a Shareholders’ Meeting to not consider or declare null and void a vote exercised in breach of a provision of this Agreement, as provided in Article 118, Paragraph 8 of the Brazilian Corporations Law. Any lack of attendance to a Shareholders’ Meeting or refusal to vote or abstention from voting that result in a breach of this Agreement from a Supporting Shareholders shall be subject to the provisions of Article 118, Paragraph 9 of the Brazilian Corporations Law, being the other Supporting Shareholders authorized and required to vote with the Stocks of such Supporting Shareholder.

(c)    Todos os Acionistas Apoiadores terão a obrigação de solicitar ao presidente de uma Assembleia que não compute ou declare nulo e sem efeito um voto exercido em violação a uma disposição do presente Acordo, conforme disposto no Artigo 118, §8°, da Lei das Sociedades por Ações. Qualquer não comparecimento a uma Assembleia ou recusa de voto ou abstenção de voto em uma Assembleia que resulte no descumprimento do presente Acordo por parte de um Acionista Apoiador está sujeita ao disposto no Artigo 118, §9°, da Lei das Sociedades por Ações, ficando os demais Acionistas Apoiadores autorizados e obrigados a votar com as Ações do Acionista Apoiador em questão.

(d)    The Parties acknowledge that David and certain employees, officers, and/or members of the Board of Directors of one or more Supporting Shareholders serve on the Company’s Board of Directors (each a “Shareholder Affiliated Director”). Nothing in this Agreement does or will limit, condition, or modify any Shareholder Affiliated Director’s exercise of his or her fiduciary obligations acting solely in his or her capacity as a director (and not as shareholder or otherwise) of the Company.
(e)    Notwithstanding item (d) above, the Company undertakes to present this Agreement to the members of its management, inform its management about the terms and conditions of this Agreement, and file this Agreement in its headquarters. The members of the Company’s management must acknowledge the provisions of this Agreement, including the Governance Conditions, without prejudice to the compliance with their fiduciary duties.

(d)    As Partes reconhecem que David e certos empregados, diretores e/ou membros do Conselho de Administração de um ou mais Acionistas Apoiadores atuam no Conselho de Administração da Companhia (cada um, um “Conselheiro Afiliado ao Acionista”). Nada neste Acordo limita, condiciona ou modifica o exercício das obrigações fiduciárias de qualquer Conselheiro Afiliado ao Acionista, agindo exclusivamente em sua capacidade de conselheiro (e não como acionista ou de outra forma) da Companhia.
(e)    Não obstante ao item (d) acima, a Companhia se obriga a dar ciência deste Acordo aos membros de sua administração, informá-los sobre os termos e condições deste Acordo e arquivá-lo em sua sede. Os administradores da Companhia deverão tomar ciência dos termos deste Acordo, incluindo os Termos de Governança, sem prejuízo do cumprimento de seus deveres fiduciários.

7.    Governing Law and Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of Brazil, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.

7.    Lei Aplicável e Jurisdição. O presente Acordo será interpretado e regido de acordo com as leis do Brasil, sem prejuízo de quaisquer disposições sobre conflitos de leis que possam exigir a aplicação da legislação de qualquer outra jurisdição.

8.    Conflict Resolution. All disputes arising from or connected to this Agreement and its Schedules, among others, which pertain to its validity, effectiveness, violation, interpretation, expiration, termination and its consequences, shall be resolved by arbitration, pursuant to the Arbitration Law, as amended, upon the conditions that follow.
(a)    The dispute shall be submitted to the International Chamber of Commerce (“Arbitration Center”) in accordance with its regulation (“Regulation”), effective as of the date of the request for initiation of arbitration. The arbitration shall be conducted in English.

8.    Solução de Conflitos. Todos os litígios decorrentes do ou relacionados ao presente Acordo e seus anexos, entre outros, que se refiram à sua validade, vigência, violação, interpretação, expiração, rescisão e suas consequências, serão solucionados por meio de arbitragem, em conformidade com a Lei de Arbitragem e alterações posteriores, nas condições estipuladas a seguir.
(a)    O litígio será submetido à Câmara de Comércio Internacional (“Centro de Arbitragem”) em conformidade com seu regulamento (“Regulamento”), vigente na data do requerimento de instauração da arbitragem. A arbitragem será conduzida em idioma inglês.

(b)    The seat of the arbitration shall be the City of São Paulo, State of São Paulo, where the arbitral decision shall be rendered. The law applicable to the arbitration shall be the Brazilian law and the arbitrators are not authorized to rule based on equity, except for the settlement of the attorneys’ fees mentioned in Section 8(d) below.
(c)    The arbitral tribunal (“Arbitral Tribunal”) shall comprise three arbitrators, where the claimant(s), on one hand, shall appoint one arbitrator, and the respondent(s), on the other, appoint a second arbitrator, which, by common agreement and after consultation with the parties shall appoint the third arbitrator who shall act as President of the Arbitral Tribunal. If either party fails to appoint an arbitrator and/or two (2) arbitrators appointed by the Parties fail to appoint the third arbitrator within thirty (30) days from the date set forth for such action, the Arbitration Center shall be responsible for appointing the third arbitrator in the manner set forth in its Regulation.
(d)    The Parties agree that the Party upon which the adverse decision is imposed shall pay the fees and expenses incurred with the arbitrators and the Arbitration Center, in proportion to its losses, if otherwise not established in the arbitration decision. The Parties shall bear the costs and fees of their respective attorneys.
(e)    Each Party remains entitled to request to the competent court the legal measures aimed at obtaining precautionary approvals for protection or safeguarding of rights or as preparation prior to the establishment of the Arbitral Tribunal, such action not to be construed as a waiver of arbitration. After the constitution of the Arbitral Tribunal, such measures shall be directed to the Arbitral Tribunal.
(f)    Without prejudice to this arbitration agreement, the Parties elect the courts of the City of São Paulo, State of São Paulo, judicial district of the capital, as having exclusive jurisdiction for any judicial measures available under the Arbitration Law.

(b)    A arbitragem terá sede na cidade de São Paulo, Estado de São Paulo, onde será proferida a sentença arbitral. A lei aplicável será a lei brasileira, sendo certo que os árbitros não estão autorizados a decidir com base na equidade, ressalvado o pagamento de honorários advocatícios mencionados na Cláusula 8(d) abaixo.
(c)    O tribunal arbitral (“Tribunal Arbitral”) será composto por três árbitros, onde o(s) requerente(s), de um lado, nomeará(ão) um árbitro, e o(s) requerido(s), de outro, nomeará(ão) um segundo árbitro, os quais de comum acordo, e após consulta às partes, nomearão o terceiro árbitro, o qual atuará como Presidente do Tribunal Arbitral. Se qualquer das partes deixar de nomear um árbitro e/ou os 2 (dois) árbitros nomeados pelas Partes deixarem de nomear o terceiro árbitro no prazo de 30 (trinta) dias a contar da data estipulada para a prática desse ato, o Centro de Arbitragem ficará responsável pela nomeação do terceiro árbitro na forma estabelecida em seu Regulamento.
(d)    As Partes pactuam que a Parte à qual a decisão desfavorável seja imposta deverá pagar os honorários e despesas incorridos com os árbitros e o Centro de Arbitragem, na proporção de sua sucumbência, caso não estabelecido de outro modo na sentença arbitral. As Partes arcarão com os custos e honorários de seus respectivos advogados.
(e)    Cada Parte continuará fazendo jus a postular perante o juízo competente medidas judiciais com vistas à obtenção de tutela provisória para proteção ou salvaguarda de direitos ou a título de preparação antes da constituição do Tribunal Arbitral, não sendo tal medida interpretada como renúncia a arbitragem. Após a instalação do Tribunal Arbitral, tais medidas serão submetidas ao Tribunal Arbitral.
(f)    Sem prejuízo desta cláusula arbitral, as Partes elegem o foro da Cidade de São Paulo, Estado de São Paulo, para eventuais demandas permitidas pela Lei de Arbitragem.

(g)    The decisions of the arbitration shall be final and binding, not requiring court approval nor admitting any appeal against the same, except for requests for correction and clarification before the Arbitral Tribunal, pursuant to Article 30 of the Arbitration Law and possible annulment action pursuant to Article 32 of Arbitration Law. According to Article 516 of the Brazilian Civil Procedure Code, the execution of the judgment shall take place in the judicial district it was processed (the City of São Paulo, State of São Paulo, pursuant to Section 8(b) above), the execution creditor being able to legally opt for the location where assets subject to expropriation are located or at the primary residence of the execution debtor. Each Party shall use its best efforts to ensure the expeditious and efficient completion of the arbitration proceedings.

(g)    As sentenças arbitrais serão definitivas e vinculantes, não exigindo homologação judicial nem admitindo a interposição de nenhum recurso em face das mesmas, ressalvados pedidos de correção e esclarecimento perante o Tribunal Arbitral, em conformidade com o Artigo 30 da Lei de Arbitragem e eventual ação de nulidade em conformidade com o Artigo 32 da Lei de Arbitragem. De acordo com o Artigo 516 do Código de Processo Civil Brasileiro, o cumprimento da sentença efetuar-se-á perante o juízo cível competente (a Cidade de São Paulo, Estado de São Paulo, em conformidade com a Cláusula 8(b) acima), podendo o exequente optar pelo juízo do local onde se encontrarem os bens sujeitos à execução ou pelo juízo do principal domicílio do executado. Cada Parte envidará seus melhores esforços para assegurar a consumação célere e eficaz do procedimento arbitral.

(h)    Regardless of the nature of the dispute to be settled through arbitration, all Parties shall participate in it, either as a party (when the dispute directly involves it as claimant or counterclaimant), or as an interested third party (when it may be, in any way, directly or indirectly affected by decisions to be made in the course or at the end of the procedure). Likewise, the award shall be final and binding on all Parties, regardless of eventual refusal by any Party to participate in the arbitration procedure, either as a party or an interested third party.
(i)    The arbitration shall be completed within the term of six (6) months, which may be extended upon justification by the Arbitral Tribunal.
(j)    The arbitration shall be confidential.
(k)    For the avoidance of doubt, this arbitration agreement is valid, binding and enforceable in relation to the intervening parties or any other signatory of this Agreement and any amendment thereto, unless expressly provided otherwise.

(h)    Independentemente da natureza do litígio a ser dirimido por meio de arbitragem, todas as Partes participarão da arbitragem, quer na qualidade de parte (quando o litígio a envolver na qualidade de requerente ou requerida) ou na qualidade de terceiro interessado (quando porventura venha a ser, de qualquer modo, direta ou indiretamente afetada por decisões a serem tomadas no curso do procedimento ou no desfecho do mesmo). De igual modo, a sentença arbitral será definitiva e vinculante em relação a todas as Partes, independentemente de eventual recusa de qualquer Parte em participar do procedimento arbitral, quer na qualidade de parte quer na qualidade de terceiro interessado.
(i)    A arbitragem será concluída no prazo de 6 (seis) meses, o qual poderá ser prorrogado mediante justificativa do Tribunal Arbitral.
(j)    A arbitragem será confidencial.
(k)    Para fins de clareza, esta cláusula compromissória é válida, vinculante e oponível em relação a partes intervenientes-anuentes ou qualquer outro signatário deste Contrato e de seus eventuais aditivos, salvo disposição expressa em sentido contrário.

9.    Specific Performance and Shareholders’ Agreement. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and a non-breaching Party may be entitled to seek specific performance and injunctive or other equitable relief as a remedy of any such breach, without necessity of proving the inadequacy of money damages as a remedy, including an order of competent jurisdiction requiring any Party to promptly comply with any of its obligations hereunder; provided, however, that each Party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy. The Parties further agree that this Agreement is considered a shareholders’ agreement for all legal purposes, including but not limited to (i) the disclosure obligations applicable to Azul as a Brazilian publicly-held company, and (ii) Article 118 of Brazilian Corporations Law that shall apply to this Agreement in full, so that each Party shall be entitled to the specific performance provisions set out therein.

9.    Execução específica e Acordo de Acionistas. Fica entendido e acordado pelas Partes que os danos pecuniários podem ser um remédio insuficiente para qualquer violação deste Acordo por qualquer Parte, e uma Parte não infratora pode ter o direito de buscar a execução específica e medida cautelar ou outra medida equitativa como um remédio de tal violação, sem a necessidade de provar a inadequação dos danos pecuniários como remédio, incluindo uma ordem judicial válida exigindo que qualquer Parte cumpra prontamente qualquer uma de suas obrigações aqui estabelecidas; desde que, no entanto, cada Parte concorde em renunciar a qualquer requisito para a garantia ou colocação de uma fiança em conexão com tal remédio. As Partes acordam, ainda, que o presente Acordo é considerado um acordo de acionistas para todos os fins legais, incluindo, mas não se limitando (i) às obrigações de divulgação aplicáveis à Azul, na qualidade de companhia aberta no Brasil, e (ii) ao Artigo 118 da Lei das Sociedades por Ações, que será aplicado integralmente a este Acordo, de modo que cada Parte terá direito às disposições específicas de execução nele estabelecidas.

10.    Compliance with the Agreement. On the execution date of this Agreement, the Parties filed a copy of this Agreement and the respective signature pages at the Company’s headquarters, pursuant to Article 118 of the Brazilian Corporations Law. On the date hereof, the Company delivered to the Supporting Shareholders a notice of acknowledgment and confirmation of the filing of this Agreement in the Company´s headquarters, and thereby declared to have the knowledge of all the terms of this Agreement and of its obligation under Article 118 of Brazilian Corporations Law to observe such terms. The Company further undertook to take any and all action on its part required to be taken in accordance with this Agreement and to refrain from taking any action in violation of this Agreement.

10.    Cumprimento do Acordo. Na data de celebração deste Acordo, as Partes arquivaram uma cópia deste Acordo e as respectivas páginas de assinatura na sede da Companhia, conforme previsto no Artigo 118 da Lei das Sociedades por Ações. Na presente data, a Companhia entregou aos Acionistas Apoiadores uma notificação de concordância e confirmação do arquivamento deste Acordo na sede da Companhia, declarando, assim, ter pleno conhecimento de todos os termos deste Acordo e de sua obrigação, nos termos do Artigo 118 da Lei das Sociedades por Ações, de observar tais disposições. A Companhia também se comprometeu a tomar todas as medidas de sua competência exigidas de acordo com este Acordo e a abster-se de tomar qualquer medida que viole as disposições aqui previstas.

11.    Assignment; Successors. Except as provided in Section 5(b) (to the extent any such transfer referred to therein is deemed to constitute an assignment of this Agreement), this Agreement may not be assigned, in whole or in part, by any Supporting Shareholder without the prior written consent of the other Supporting Shareholders and the Designated Director(s). The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors.

11.    Cessão; Sucessores. Exceto conforme previsto na Cláusula 5(b) (na medida em que qualquer transferência aqui mencionada seja considerada uma cessão deste Acordo), este Acordo não poderá ser cedido, total ou parcialmente, por qualquer Acionista Apoiador sem o consentimento prévio e por escrito dos demais Acionistas Apoiadores e pelo(s) Conselheiro(s) Designado(s). As disposições deste Acordo serão vinculantes e reverterão em benefício das Partes e de seus respectivos sucessores.

12.    Beneficiaries of this Agreement. The Parties acknowledge that the obligations undertaken by them under Sections 3, 4, 5 and 6 of this Agreement (“Obligations Under This Agreement”) were also set forth to the benefit of the holders of the Convertible Debentures, the First Out Notes and the Second Out Notes or, in case the Convertible Debentures, the First Out Notes and the Second Out Notes are no longer outstanding, to the benefit of the holders of the majority of the preferred shares issued by the Company (“Beneficiaries”), which are entitled to the benefits arising from the Obligations Under This Agreement with no need of any kind of consideration. Pursuant to Article 436, sole paragraph, of Brazilian Civil Code, the requirement, by any of the Beneficiaries, of the enforcement of any Obligation Under This Agreement will make the relevant Beneficiary subject to the terms and conditions of this Agreement.

12.    Beneficiários deste Acordo. As Partes declaram que as obrigações por elas assumidas nas Cláusulas 3, 4, 5 e 6 deste Acordo (“Obrigações Deste Acordo”) foram estipuladas também em favor dos credores detentores das Debêntures Conversíveis, das First Out Notes e das Second Out Notes ou, caso as Debêntures Conversíveis, as First Out Notes e as Second Out Notes deixem de estar em circulação no momento de oposição das Obrigações deste Acordo, em favor dos titulares da maioria das ações preferenciais de emissão da Companhia (“Beneficiários”), os quais farão jus aos benefícios decorrentes das Obrigações Deste Acordo, sem necessidade de qualquer tipo de contraprestação. Nos termos do art. 436, parágrafo único, do Código Civil Brasileiro, a exigência, por qualquer dos Beneficiários, de que seja dado cumprimento a alguma das Obrigações deste Acordo, sujeitará o respectivo Beneficiário integralmente aos termos e condições deste Acordo

13.    Notices. All notices and other communications provided for herein shall be in writing (email being sufficient), and shall be delivered to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
(a)if to the Company: Avenida Marcos Penteado de Ulhôa Rodrigues, No. 939, 8th Floor, Edifício Jatobá, Condomínio Castelo Branco Office Park, Tamboré, City of Barueri, State of São Paulo, Zip Code 06460-040, Attn: the Investor Relations Director and the General Counsel
with a copy to: (provided that receipt by such addressee is for information only and will not be considered for notification purposes)
(i)Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017, Attn.: Timothy Graulich (email: timothy.graulich@davispolk.com); and
(ii)Hogan Lovells US LLP, 390 Madison Avenue, New York, NY 10017, Attn: Jonathan Lewis (email: jonathan.lewis@hoganlovells.com); and
(b)if to a Supporting Shareholder, to such Supporting Shareholder’s address corresponding to the Supporting Shareholder’s name on Schedule 3(a)(i) annexed hereto.
In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the Parties agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with this Section 13.

13.    Notificações. Todas as notificações e outras comunicações previstas neste instrumento deverão ser feitas por escrito (sendo suficiente o envio de e-mail), e deverão ser entregues às Partes nos seguintes endereços (ou em outro endereço de uma Parte que venha a ser especificado por notificação semelhante):
(a)se para a Companhia: Avenida Marcos Penteado de Ulhôa Rodrigues, nº 939, 8º Andar, Edifício Jatobá, Condomínio Castelo Branco Office Park, Bairro Tamboré, cidade de Barueri, Estado de São Paulo, na CEP 06460-040, Att.: o Diretor de Relações com Investidores e o Diretor Jurídico com cópia para: (observado que o recebimento por tal destinatário é apenas para fins informativos e não será considerado para fins de notificação)
(i)Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017, Att.: Timothy Graulich (e-mail: timothy.graulich@davispolk.com); e
(ii)Hogan Lovells US LLP, 390 Madison Avenue, New York, NY 10017, Att: Jonathan Lewis (e-mail: jonathan.lewis@hoganlovells.com); e
(b)se para um Acionista Apoiador, para o endereço do respectivo Acionista Apoiador, correspondente ao nome do Acionista Apoiador no Anexo 3(a)(i) deste Acordo.
Em qualquer ação ou procedimento entre quaisquer das Partes decorrente deste Acordo ou relacionado a ele ou a qualquer uma das transações aqui contempladas, cada uma das Partes concorda que a citação ou notificação a tal Parte em qualquer ação ou procedimento será eficaz se realizada em conformidade com esta Cláusula 13.

14.    Agreement Term. This Agreement shall be effective from and after Effective Date until the date of the implementation of the Dual-Class Sunset Provision (which, for the avoidance of doubt, consists on the effective conversion of all outstanding preferred shares into common shares).

14.    Vigência do Acordo. Este Acordo terá eficácia a partir da Data de Vigência e permanecerá em vigor até a data da implementação da Cláusula de Limitação Temporal de Estrutura Dual de Classes (Dual-Class Sunset Provision) (que, para evitar dúvidas, consiste na efetiva conversão de todas as ações preferenciais em ações ordinárias).

15.    Severability. Any invalidity, illegality, or unenforceability of any provision of this Agreement shall not invalidate or render illegal or unenforceable the remaining provisions hereof and shall not invalidate or render illegal or unenforceable such provision. If this Agreement continues in full force and effect as provided above, the Parties shall replace the invalid provision with a valid provision which reflects as far as possible the spirit and purpose of the invalid provision.

15.    Autonomia das Disposições. Qualquer invalidade, ilegalidade ou inexequibilidade de qualquer disposição deste Acordo não invalidará ou tornará ilegais ou inexequíveis as demais disposições deste instrumento e não invalidará ou tornará ilegal ou inexequível tal disposição. Se este Acordo continuar em pleno vigor conforme acima estabelecido, as Partes deverão substituir a disposição inválida por uma disposição válida que reflita, tanto quanto possível, o espírito e o propósito da disposição inválida.

16. Irrevocability and Irreversibility. The obligations herein are assumed by the Parties and the Company irrevocably and irreversibly.	16. Irrevogabilidade e Irreversibilidade. As obrigações assumidas pelas Partes e pela Companhia neste Acordo são irrevogáveis e irreversíveis.
17.    Entire Agreement. This Agreement together with its Schedules (including Schedule A and the Governance Provisions contained therein) shall constitute the entire agreement among the Parties relating to the subject matter of this Agreement at the date of this Agreement, and this Agreement cancels and supersedes any previous understanding between the Parties, whether verbal or written, in connection with the subject matter contemplated herein, provided that the terms of the Existing Shareholders' Agreement shall prevail in all other matters.

17.    Acordo Integral. Este Acordo, juntamente com seus Anexos (incluindo o Anexo A e os Termos de Governança nele previstos), constitui o acordo integral entre as Partes em relação ao objeto deste Acordo na data de sua assinatura, cancelando e substituindo qualquer entendimento anterior entre as Partes, seja verbal ou escrito, relacionado ao objeto aqui contemplado, sendo certo que nas demais matérias prevalecerão os termos do Acordo de Acionistas Existente.

18.    Amendment, Waiver. This Agreement may not be amended, and no provision hereof may be waived, except by an instrument in writing signed on by each of the Supporting Shareholders which expressly states its intention to amend this Agreement. The Supporting Shareholders hereby agree among themselves not to amend this Agreement without the consent of the Company and the Designated Director(s). No failure or delay by any Party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

18.    Alteração e Renúncia. Este Acordo não poderá ser alterado, nem qualquer de suas disposições poderá ser renunciada, exceto por meio de instrumento escrito assinado por cada um dos Acionistas Apoiadores que declare expressamente a intenção de alterar este Acordo. Os Acionistas Apoiadores concordam entre si em não alterar o presente Acordo sem o consentimento da Companhia e do(s) Conselheiro(s) Designado(s). Nenhuma falha ou atraso por qualquer Parte no exercício de qualquer direito, poder ou privilégio, nos termos deste Acordo, será interpretado como renúncia, nem qualquer exercício único ou parcial de tal direito, poder ou privilégio impedirá qualquer outro ou futuro exercício deste ou o exercício de qualquer outro direito, poder ou privilégio.

19.    Language. This Agreement, and all other documents related to this Agreement, including notices, Schedules, and authorizations, have been and will be drawn up in the English and Portuguese languages. In the event of conflict between the English and Portuguese versions, the English shall prevail.

19.    Linguagem. O presente Acordo, bem como todos os outros documentos relacionados a este Acordo, incluindo notificações, Anexos e autorizações, serão redigidos e celebrados em ambos os idiomas português e inglês. Havendo conflito entre as versões em português e inglês, a versão em inglês prevalecerá.

20.    Electronic Signatures. The parties acknowledge that this Agreement, in electronic or digital form, has the same validity as a physical document for all legal purposes; they acknowledge and declare that any one of the means listed below was chosen by mutual agreement of all parties as a means to prove the veracity, authenticity, integrity, and effectiveness of the instrument, giving it legal effect (without impairing its enforceability), as if it were a physical document: (i) the digital signature of this Agreement under the ICP-Brasil (Brazilian Public Key Infrastructure) standards, through the DocuSign, Certisign, or similar platform; or (ii) any form of evidence of the consent of the Parties or their legal representatives, regardless of the use of a digital signature or by a certification that does not comply with the ICP-Brazil standards, in accordance with paragraph 2, Article 10 of Provisional Presidential Decree No. 2200-2, of August 24, 2001. In addition, the Parties agree that: (a) even if this Agreement is electronically signed by any Party at a different location, this Agreement will be deemed as executed, for all purposes, in the city of São Paulo, state of São Paulo, as indicated below; and (b) the date of signature of this Agreement is, for all purposes and effects, the date indicated above, regardless of the date the last electronic signature was added to the Agreement.

20.    Assinatura Eletrônica. As Partes reconhecem que este Acordo tem plena validade e eficácia em formato eletrônico ou digital, sendo equiparado a documento físico para todos os efeitos legais, reconhecendo e declarando que qualquer um dos meios elencados a seguir é um meio escolhido de mútuo acordo por todas as Partes como aptos a comprovar a veracidade, autenticidade, integridade e eficácia do instrumento, e conferir-lhe pleno efeito legal (sem obstar ou prejudicar sua exequibilidade), como se documento físico fosse: (i) assinatura deste Acordo de forma digital nos padrões ICP-Brasil (Infraestrutura de Chaves Públicas Brasileira), via plataforma DocuSign, Certisign, ou plataforma similar; ou (ii) qualquer forma de comprovação de consentimento das Partes ou de seus representantes legais, ainda que seja estabelecida com assinatura eletrônica ou por certificação fora dos padrões ICP-Brasil, em conformidade com o §2º, do Artigo 10 da Medida Provisória nº 2.200-2, de 24 de agosto de 2001. Em complemento, as Partes ajustam que: (a) ainda que alguma das Partes venha a assinar eletronicamente este Acordo em local diverso, o local de celebração deste Acordo é, para todos os fins, a cidade de São Paulo, Estado de São Paulo, conforme abaixo indicado; e (b) será considerada a data de assinatura deste Acordo, para todos os fins e efeitos, a data indicada acima, não obstante a data em que a última das assinaturas eletrônicas for realizada.

IN WITNESS WHEREOF, the Parties and the Company execute this Agreement electronically, in the presence of the two (2) undersigned witnesses.

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[signature page follows]

EM TESTEMUNHO DO QUE, as Partes e a Companhia celebram este Acordo de forma eletrônica, na presença de 2 (duas) testemunhas abaixo assinadas.

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[página de assinatura a seguir]

[Signature Page 1/2 of the Shareholder Support Agreement of Azul S.A., entered into on January 28, 2025/ Página de Assinatura do Acordo de Apoio de Acionistas da Azul S.A., celebrado em 28 de janeiro de 2025]

Parties/Partes:

/S/ DAVID GARY NEELEMAN
DAVID GARY NEELEMAN

SALEB II FOUNDER 1 LLC

/S/ DAVID GARY NEELEMAN
Name/Nome: David Gary Neeleman Position/Cargo: Administrator

TRIP PARTICIPAÇÕES S.A.

/S/ RENAN CHIEPPE	/S/ DECIO LUIZ CHIEPPE
Name/Nome: Renan Chieppe Position/Cargo: Diretor	Name/Nome: Decio Luis Chieppe Position/Cargo: Diretor

TRIP INVESTIMENTOS LTDA.

/S/ JOSÉ MÁRIO CAPRIOLI DOS SANTOS
Name/Nome: José Mário Caprioli dos Santos Position/Cargo: Administrator

[Signature Page 2/2 of the Shareholder Support Agreement of Azul S.A., entered into on January 28, 2025/ Página de Assinatura do Acordo de Apoio de Acionistas da Azul S.A., celebrado em 28 de janeiro de 2025]

RIO NOVO LOCAÇÕES LTDA

/S/ DECIO LUIZ CHIEPPE	/S/ RICARDO VAZE PINTO
Name/Nome: Decio Luis Chieppe Position/Cargo: Administrador	Name/Nome: Ricardo Vaze Pinto Position/Cargo: Administrador

AZUL S.A

/S/ JOHN PETER RODGERSON
Name/Nome: John Peter Rodgerson Position/Cargo: Diretor Presidente

Witnesses

/S/ JENNIFER RIBEIRO DOS SANTOS COELHO	/S/ GEOVANI DIOGO JARDIM DE SOUSA
Name/Nome: Jennifer Ribeiro dos Santos Coelho ID Card./Identidade: 39876959-X CPF No.: 485.217.628-01	Name/Nome: Geovani Diogo Jardim de Sousa ID Card./Identidade: 39876959-X CPF No.: 485.217.628-01

Schedule A/ Anexo A
Governance Conditions/ Termos de Governança

Governance Conditions	Termos de Governança
Reference is made to that certain support agreement (the “Shareholder Support Agreement”), for which these Governance Conditions are attached as Schedule A, made and entered into as of January 28, 2025, by and among each shareholder of Azul S.A. (“Azul” or the “Company”) identified on the signature pages thereto (collectively, the “Supporting Shareholders”) and, as intervening party, Azul. Capitalized terms used but not defined in this Schedule A shall have the meaning ascribed to such terms in the Shareholder Support Agreement.

The Transactions shall be subject to the following terms and conditions (collectively, the “Governance Conditions”):

É feita referência ao acordo de apoio (o “Acordo de Apoio de Acionistas”), para o qual estes Termos de Governança estão anexados como Anexo A, celebrado em 28 de janeiro de 2025, por e entre cada acionista da Azul S.A. (“Azul” ou “Companhia”) identificado nas páginas de assinatura deste Acordo (em conjunto, os “Acionistas Apoiadores”) e, como interveniente anuente, a Azul. Os termos iniciados em letras maiúsculas utilizados, mas não definidos neste Anexo A, terão os significados atribuídos no Acordo de Apoio de Acionistas.

As Transações estarão sujeitas aos seguintes termos e condições (em conjunto, os “Termos de Governança”):

Shareholder Meetings and Board Nominations

1.Azul shall call an extraordinary general meeting of its shareholders (the “Shareholder Extraordinary General Meeting”) to vote on the items described in this Schedule A within five (5) business days following the date upon which the Issuer issues US$525.0 million in the aggregate principal amount of Floating Rate Superpriority PIK Toggle Notes due 2030 (such date, the “Closing Date”).

Assembleias e Nomeações para o Conselho de Administração

1.A Azul deverá convocar uma assembleia geral extraordinária de acionistas (a “Assembleia Geral Extraordinária de Acionistas”) para deliberar sobre os itens descritos neste Anexo A, dentro de 5 (cinco) dias úteis após a data em que o Emissor emitir um total de US$ 525 milhões em valor principal agregado de Floating Rate Superpriority PIK Toggle Notes com vencimento em 2030 (essa data, a “Data de Fechamento”).

2.On or prior to the Closing Date, the Supporting Noteholders will designate one independent director (the “Designated Director”) and one additional independent board observer to the board of directors of the Company (the “Designated Observer” and, together with the Designated Director and their respective successors appointed in accordance with the terms of this Schedule A, the “Appointed Directors”).

The appointment of the Designated Director to the board of directors of Azul (the “Board”) shall be approved by shareholder vote in accordance with the terms set forth below.

The appointment of the Designated Observer as an observer to meetings of the Board shall be approved by the Board, in a meeting to be called on the same date of the Shareholder Extraordinary General Meeting and held within two (2) days of the date of such call notice, in accordance with the terms set forth below.

The Designated Director and the Designated Observer each satisfy, as of the date hereof and on the date on which they take office, the director independence requirements of the NYSE, the B3, and applicable Brazilian law.

2.Na Data de Fechamento ou antes dela, os Titulares de Notas Apoiadores designarão um conselheiro independente (o “Conselheiro Designado”) e um observador independente adicional para o conselho de administração da Companhia (o “Observador Designado” e, em conjunto com o Conselheiro Designado e seus respectivos sucessores nomeados de acordo com os termos deste Anexo A, os “Conselheiros Nomeados”).

A nomeação do Conselheiro Designado para o conselho de administração da Azul (o “Conselho”) deverá ser aprovada por voto dos acionistas de acordo com os termos estabelecidos abaixo.

A nomeação do Observador Designado como observador nas reuniões do Conselho deverá ser aprovada pelo Conselho em reunião a ser convocada na mesma data da Assembleia Geral Extraordinária de Acionistas e realizada em dois (2) dias contados da convocação, de acordo com os termos estabelecidos abaixo.

O Conselheiro Designado e o Observador Designado deverão a partir da presente data, inclusive na data em que assumirem seus cargos, atender aos requisitos de independência de conselheiros da NYSE, da B3 e da legislação brasileira aplicável.

Any replacement of the Designated Director or Designated Observer, including in the event of removal, resignation, incapacity or death, will be determined by the Board according to the written instruction of one (1) or more of the Appointed Directors, provided that such successor shall comply with the independence requirements set forth in the paragraph above and the Specified Criteria (as defined below). In the event that both Appointed Directors are dead, incapacitated or otherwise fail to provide such written instruction within two (2) months from the removal, resignation, incapacity or death of the Designated Director or Designated Observer, as the case may be, then the applicable successors would be appointed by the Board with the assistance of a reputable executive search firm to identify prospective successors in accordance with the Specified Criteria.

“Specified Criteria” means, with respect to any appointed successor, such successor shall have appropriate industry and financial experience as determined by the existing Appointed Director(s) and, at the request of such existing Appointed Director(s), Azul shall engage a reputable executive search firm to assist in identifying prospective successors.

The Designated Director may only be removed from the Board of Directors for Cause, and the Designated Observer may only be removed, in each case, for Cause. As used herein, “Cause” means, with respect to an Appointed Director, (A) any effective decision from the Comissão de Valores Mobiliários – CVM or the Conselho de Recursos do Sistema Financeiro Nacional – CRSFN that prevents such Appointed Director from holding a management position in a listed company (companhia aberta) in Brazil; (B) any court or governmental authority decision that, in any manner, prevents such Appointed Directors from holding a management position in a listed company (companhia aberta) in Brazil; (C) any criminal conviction or conviction arising from the violation of any anti-corruption laws that result in the loss of the “unimpeachable reputation” requirement provided by Brazilian Corporations Law; (D) the approval by the General Meeting of shareholders to file a liability lawsuit against such Appointed Director under Article 158 of the Brazilian Corporations Law; or (E) the failure by such Appointed Director, at any time, to satisfy the director independence requirements of the NYSE, the B3 and applicable Brazilian law, unless such failure is capable of remedy and is remedied within one (1) month following written notice from Azul.

Qualquer substituição do Conselheiro Designado ou do Observador Designado, inclusive em caso de destituição, renúncia, incapacidade ou morte, será determinada pelo Conselho de acordo com instrução por escrito de 1 (um) ou mais dos Conselheiros Nomeados, desde que tal sucessor cumpra com os critérios de independência estabelecidos no parágrafo acima e com o Critério Específico (conforme definido a seguir). Caso ambos os Conselheiros Nomeados tenham falecido, estejam incapacitados ou de outra forma não forneçam essa instrução por escrito dentro de 2 (dois) meses a partir da remoção, renúncia, incapacidade ou morte do Conselheiro Designado ou do Observador Designado, conforme o caso, então os sucessores aplicáveis serão nomeados pelo Conselho, com o auxílio de uma empresa de recrutamento de executivos de alta reputação, para identificar possíveis sucessores, de acordo com o Critério Específico.

“Critério Específico” significa, em relação a qualquer sucessor indicado, que tal sucessor deve ter experiência apropriada na indústria e em finanças conforme determinado pelo(s) Conselheiro(s) Nomeado(s) existente(s) e, caso requerido pelo(s) Conselheiro(s) Nomeado(s) Existente(s), a Azul deverá contratar uma empresa de seleção de executivos com reputação reconhecida para prestar assessoria na escolha dos potenciais sucessores.

O Conselheiro Designado somente poderá ser destituído do Conselho de Administração em um evento de Justa Causa, e o Observador Designado somente poderá ser destituído, em cada caso, por Justa Causa. Para os fins ora previstos, “Justa Causa” significa, em relação a um Conselheiro Nomeado (A) qualquer decisão já eficaz proferida pela Comissão de Valores Mobiliários – CVM ou do Conselho de Recursos do Sistema Financeiro Nacional – CRSFN que impeça o referido Conselheiro Designado de ocupar um cargo de administrador de companhias abertas no Brasil; (B) qualquer decisão judicial ou de autoridade governamental que, de qualquer forma, impeça o referido Conselheiro Designado de ocupar um cargo de administrador de companhias abertas no Brasil; (C) qualquer condenação criminal ou condenação decorrente de quaisquer leis anticorrupção que resulte na perda do requisito de “reputação ilibada” previsto na Lei das S.A.; (D) aprovação, pela Assembleia Geral da Companhia, do ajuizamento de ação de responsabilidade civil contra o referido Conselheiro Designado, na forma do artigo 158 da Lei das S.A.; ou (E) caso o Conselheiro Nomeado deixe de atender, a qualquer tempo, aos requisitos de independência estipulados pela NYSE, B3 ou pela legislação brasileira aplicável, exceto caso tal desenquadramento seja passível de correção e seja corrigido dentro de um (1) mês após o envio de notificação por escrito pela Azul.

For so long as the Appointed Directors are members of the Board, Azul’s Statutory Audit Committee, ESG Committee, Compensation Committee, Ethics and Conduct Committee, and any other committee of the Board (including any committee created pursuant to Chapter V, Section I, Article 18 of the Amended Bylaws (as defined below)) shall each include not less than one (1) of the Appointed Directors.

Azul shall provide directors and officers’ insurance that is customary for companies incorporated in Brazil that are listed in Brazil and/or the United States and enter into customary indemnity agreements with the Appointed Directors, pursuant to Brazilian law and the applicable regulatory requirements.

Enquanto os Conselheiros Nomeados forem membros do Conselho de Administração, do Comitê de Auditoria Estatutário da Azul, do Conselho Fiscal, do Comitê de ESG, do Comitê de Remuneração, do Comitê de Ética e Conduta e qualquer outro comitê do Conselho (incluindo qualquer comitê criado de acordo com o Capítulo V, Seção I, Artigo 18 do Estatuto Social Alterado (conforme definido abaixo)) deverão incluir não menos que 1 (um) dos Conselheiros Nomeados.

Azul deverá fornecer seguro para conselheiros e diretores, como é de praxe para companhias brasileiras que sejam listadas no Brasil e/ou nos Estados Unidos, e firmar acordos de indenidade habituais com os Conselheiros Nomeados, de acordo com a legislação brasileira e as exigências regulatórias aplicáveis.

3.The Shareholder Extraordinary General Meeting shall include resolutions to:

(a)approve the amendment to Azul’s bylaws (the “Azul Bylaws”) to provide, among other amendments, that an additional observer can attend meetings of the Board;

(b)approve the increase in the number of Board of Directors seats to thirteen (13) and the nomination of the Designed Director as a member of the Board of Directors, at which point shall comprise thirteen (13) members; and

(c)approve the Management Incentive Plan (the “MIP”) in accordance with the Schedule 3(c) of these Governance Conditions and pursuant to Brazilian law, and the compensation of the management (Board of Directors and Executive Board of Officers) of Azul for the 2025 fiscal year, already reflecting the impact of the MIP.

The call notice for the Shareholder Extraordinary General Meeting shall be published within five (5) Business Days from the Closing Date, and such Shareholder Extraordinary General Meeting and the call notice shall indicate a date for such Shareholder Extraordinary General Meeting, on first call, that will occur no more than twenty-one (21) days after the publication of such call notice, or, if such day is not a business day, on the first business day following the 21-day period.

3.A Assembleia Geral Extraordinária de Acionistas deverá incluir deliberações para:

(a)aprovar a alteração ao estatuto social da Azul (o “Estatuto Social da Azul”) para prever que, dentre outras alterações, um observador adicional possa participar das reuniões do Conselho;

(b)aprovar o aumento do número de assentos no Conselho de Administração para 13 (treze) e a indicação do Conselheiro Designado como membro do Conselho de Administração, de modo que o Conselho de Administração deverá ser composto por 13 (treze) membros; e

(c)aprovar o Plano de Incentivo da Administração (o “MIP”), nos termos do Anexo 3(c) deste Termos de Governança e de acordo com a legislação brasileira, e aprovar a remuneração da administração (Conselho de Administração e Diretoria Executiva) da Azul para o exercício social de 2025, já refletindo o impacto do MIP.

O edital de convocação da Assembleia Geral Extraordinária de Acionistas deverá ser publicado em até 5 (cinco) Dias Úteis contados da Data de Fechamento, e a referida Assembleia Geral Extraordinária de Acionistas, e o edital de convocação deverão indicar uma data para a referida Assembleia Geral Extraordinária de Acionistas, em primeira convocação, que não seja superior a 21 (vinte e um) após a publicação do referido edital de convocação, ou, caso tal dia não seja um dia útil, no dia útil subsequente.

Failure to comply with this provision shall not be considered a default, if such failure results solely from (a) a Court decision postponing or suspending the Shareholder Extraordinary General Meeting or (b) a decision by the CVM postponing or suspending the calling period for the Shareholder Extraordinary General Meeting; provided, in each case, that Azul holds such Shareholder Extraordinary General Meeting as soon as reasonably possible in accordance with such decision.

On the same day of the Shareholder Extraordinary General Meeting, the new Board shall call a meeting to require and implement the composition of the committees, boards, councils, and other similar bodies of the Board and Azul as provided herein, which shall be held within 2 (two) days from the call notice.

O descumprimento desta disposição não será considerado um inadimplemento, se tal descumprimento resultar exclusivamente de (a) uma decisão judicial que adie ou suspenda a Assembleia Geral Extraordinária de Acionistas ou (b) uma decisão da CVM que adie ou suspenda o período de convocação da Assembleia Geral Extraordinária de Acionistas; desde que, em cada caso, a Azul realize tal Assembleia Geral Extraordinária de Acionistas assim que razoavelmente possível de acordo com tal decisão.
No mesmo dia da Assembleia Geral Extraordinária de Acionistas, o novo Conselho deverá convocar uma reunião para requerer e implementar a composição dos comitês, diretorias, conselhos e outros órgãos similares do Conselho e da Azul, conforme previsto neste documento, a qual deverá ser realizada em até 2 (dois) dias contados da convocação.

4.Azul’s first annual general meeting of shareholders following the Closing Date shall take place no later than April 30, 2025 (the “2025 AGM”). At the 2025 AGM, in addition to the matters required by Article 132 of the Brazilian Corporations Law and other matters occasionally addressed by the call notice to the 2025 AGM, Azul shall include resolutions to, among others, vote on and approve the following:

(a)Reduction of the size of the Board of Directors from thirteen (13) members to nine (9) members; and

(b)nominate and elect the Designated Observer to serve as a member of the Board (for the avoidance of doubt, such Designated Observer shall serve on the Board in addition to the Designated Director, such that both the Designated Observer and Designated Director shall be Board members, and references herein to the Appointed Directors included the Designated Observer in its capacity as an observer and, following its appointment as director to the Board, the “Appointed Directors”).

4.A primeira Assembleia Geral Ordinária da Azul após a Data de Fechamento deverá ocorrer até 30 de abril de 2025 (a “AGO de 2025”). Na AGO de 2025, em adição às matérias exigidas pelo Artigo 132 da Lei das Sociedades por Ações e outras matérias eventualmente incluídas no Edital de Convocação da AGO de 2025, a Azul incluirá deliberações para, dentre outras, votar e aprovar as seguintes matérias:

(a)Reduzir o tamanho do Conselho de Administração de 13 (treze) membros para 9 (nove) membros; e

(b)nomear e eleger o Observador Designado para atuar como membro do Conselho (para fins de esclarecimento, o Observador Designado deverá atuar no Conselho em adição ao Conselheiro Designado, de modo que tanto o Observador Designado quanto o Conselheiro Designado deverão ser membros do Conselho), e as referências neste documento aos Conselheiros Nomeados incluem o Observador Designado em sua capacidade de observador e, após a aprovação do voto do acionista, sua nomeação como diretor do Conselho, os “Conselheiros Nomeados”).

Dual-Class Sunset Provision

5.Azul shall include resolutions for approval by Azul’s preferred and common shareholders in an extraordinary general meeting of its shareholders (the “Dual-Class Sunset Shareholder Extraordinary General Meeting”) and an extraordinary general meeting (assembleia especial) of its preferred shareholders (the “Preferred Shareholder Extraordinary General Meeting”) to amend the Azul’s Bylaws as follows:

(a)to include a provision of a Dual-Class Sunset Provision and a Dual-Class Sunset Deadline (as defined in the Amended Bylaws) in accordance to the terms provided in Article 5th, Paragraphs 7th, 8th, 9 th (vi), 12 th, (iv), and in Article 55 of the Amended Bylaws.

(b)To include a provision that shall rule, on a basis proportional to the value attributable to the stake held by each of the Supporting Shareholders, the conversion ratio in accordance to the Mandatory Conversion Ratio provided in Article 55, Paragraph 5th of the Amended Bylaws, and the Azul Bylaws as approved at such meetings of Azul’s shareholders shall reflect the Amended Bylaws.

For the avoidance of doubt, the Dual-Class Sunset Shareholder Extraordinary General Meeting and the Shareholder Extraordinary General Meeting are expected to be combined into a single shareholder extraordinary general meeting.

Cláusula de Limitação Temporal de Estrutura Dual de Classes

5.A Azul deverá incluir deliberações para aprovação pelos acionistas titulares de ações preferenciais e ordinárias de emissão da Azul em uma assembleia geral extraordinária (a “Assembleia Geral Extraordinária de Limitação Temporal de Estrutura Dual”) e em uma assembleia geral extraordinária especial de acionistas titulares de ações preferenciais (a “Assembleia Geral Extraordinária de Acionistas Preferenciais”) para alterar o Estatuto Social da Azul conforme abaixo:

(a)incluir uma Cláusula de Limitação Temporal de Estrutura Dual de Classes e um Prazo da Limitação Temporal de Estrutura Dual (conforme definido no Estatuto Social Alterado) de acordo com os termos previstos no Artigo 5º, §§ 7º, 8°, 9º (vi) 12º, (iv), e no Artigo 55 do Estatuto Social Alterado; e

(b)Incluir uma cláusula que regerá, de forma proporcional ao valor atribuível à participação acionária detida por cada um dos Acionistas Apoiadores, a razão de conversão de acordo com a Razão de Conversão Obrigatória prevista no Artigo 55, parágrafo 5º do Estatuto Social Alterado, e o Estatuto Social da Azul, conforme aprovado em tais assembleias de acionistas da Azul, deverá refletir o Estatuto Social Alterado.

Para evitar dúvidas, a Assembleia Geral Extraordinária de Limitação Temporal de Estrutura Dual e a Assembleia Geral Extraordinária de Acionistas podem ser combinadas em uma única assembleia geral extraordinária.

In the event that the Preferred Shareholder Extraordinary General Meeting is not held by the date of the 2025 AGM due to the absence of the required quorum, or if the Dual-Class Sunset Provision is not approved in such Preferred Shareholder Extraordinary General Meeting because it failed to obtain the necessary votes from holders of preferred shares (“Preferred Shares Approval”), the Company shall call additional extraordinary general meetings (assembleia especial) of its preferred shareholders from time to time and also at such times as reasonably requested in writing by one (1) or more of the Appointed Directors until the Preferred Shares Approval is obtained, and if the Preferred Shares Approval is scheduled to be obtained more than one year after the date of the Dual-Class Sunset Shareholder Extraordinary General Meeting, then Azul shall take all necessary measures to call and hold, in accordance with all applicable legal requirements, a further Dual-Class Sunset Shareholder Extraordinary General Meeting which shall include resolutions for approval by Azul’s common shareholders to amend the Azul Bylaws to include the Dual-Class Sunset Provision.

Caso a Assembleia Geral Extraordinária de Acionistas Preferenciais não seja realizada até a data da AGO de 2025 devido à ausência do quórum exigido, ou caso a Cláusula de Limitação Temporal de Estrutura Dual de Classes não seja aprovada em tal Assembleia Geral Extraordinária de Acionistas Preferenciais por não ter obtido os votos necessários de detentores de ações preferenciais (“Aprovação de Ações Preferenciais”), a Companhia deverá convocar assembleias gerais extraordinárias especiais adicionais de seus acionistas preferenciais de tempos em tempos e também nos momentos em que for razoavelmente solicitado por escrito por um (1) ou mais Conselheiro Nomeado até que a Companhia tenha obtido os votos necessários de detentores de ações preferenciais, e se a Aprovação de Ações Preferenciais estiver programada para ser obtida mais de um ano após a data da Assembleia Geral Extraordinária de Limitação Temporal de Estrutura Dual, a Azul deverá tomar todas as medidas necessárias para convocar e realizar, de acordo com todas as exigências legais aplicáveis, uma nova Assembleia Geral Extraordinária de Limitação Temporal de Estrutura Dual que deverá incluir deliberações para aprovação pelos acionistas detentores de ações ordinárias da Azul para alterar o Estatuto Social da Azul para incluir a Cláusula de Limitação Temporal de Estrutura Dual de Classes.

6.Prior to the election of a new Board, together with (if in connection with a Business Combination (as defined below)) following the implementation of the single-class structure contemplated as part of the Dual-Class Sunset Provision, and so long as one (1) or both of the Appointed Directors are members of the Board of Directors the approval of at least one (1) of the Appointed Directors shall be required at any Board of Directors meeting involving the approval (i) of the following matters (to the extent that they require approval by the Board) or (ii) the submission of such matters the vote of the shareholders (the “Reserved Matters”), as applicable:

(a)the entry into by Azul of a binding agreement for any Business Combination (as defined below) or other similar transaction;

(b)to approve or propose to the General Meeting any issuance of any amount, or any changes to the rights, of common or preferred shares of Azul or securities convertible or exchangeable into shares of Azul (other than any share issuances currently contemplated by Azul in connection with the series of restructuring and recapitalizations announced by Azul on October 28, 2024, including the MIP, the Dual-Class Sunset Conversion Right and Lessor/OEM Equitization, and any issuance of shares to comply with the mandatory maximum limit of fifty percent (50%) of shares being non-voting or limited voting shares) (the “Restructuring Transactions”), but excluding, for the avoidance of doubt, a Qualifying Equity Raise;
(c)to propose to the General Meeting any bylaw amendment that affects the rights of the shares of Azul, including the preferred and common shares and any securities convertible or exchangeable into shares of Azul;

(d)to propose to the General Meeting any bylaw amendment that adversely affects the Governance Conditions;

(e)interim or intermediate distribution of dividends or interest on net equity (juros sobre o capital próprio) in excess of Azul’s minimum mandatory dividend;

6.Antes eleição de um novo Conselho por ocasião da (caso em virtude de uma Combinação de Negócios (conforme definido abaixo)) ou após a implementação da estrutura de classe única contemplada como parte da Cláusula de Limitação Temporal de Estrutura Dual de Classes, e enquanto os Conselheiros Nomeados forem membros do Conselho de Administração, será necessária a aprovação de pelo menos 1 (um) dos Conselheiros Nomeados será exigida em qualquer reunião do Conselho de Administração que envolva a aprovação (i) dos seguintes assuntos (na medida em que exijam aprovação do Conselho de Administração) ou (ii) da submissão de tais assuntos ao voto dos acionistas (as “Matérias Reservadas”), conforme aplicável:

(a)a celebração pela Azul de um acordo vinculante para qualquer Combinação de Negócios (conforme definido abaixo) ou outra transação similar;

(b)aprovação ou submissão para deliberação da Assembleia Geral sobre qualquer emissão de qualquer quantia, ou quaisquer alterações aos direitos, de ações ordinárias ou preferenciais da Azul ou valores mobiliários conversíveis ou permutáveis em ações da Azul (exceto quaisquer emissões de ações atualmente contempladas pela Azul em conexão com a série de reestruturações e recapitalizações anunciadas pela Azul em 28 de outubro de 2024, incluindo o MIP, o Direito de Conversão da Cláusula de Limitação Temporal de Estrutura Dual de Classes e a Equitização Lessor/OEM, e quaisquer emissões de ações para cumprir o limite máximo obrigatório de 50% (cinquenta por cento) das ações sendo sem direito a voto ou com direito a voto limitado) (as “Transações de Reestruturação”), mas excluindo, para evitar dúvidas, uma Qualifying Equity Raise;
(c)propor à Assembleia Geral qualquer alteração estatutária que afete os direitos das ações da Azul, incluindo as ações preferenciais e ordinárias e quaisquer valores mobiliários conversíveis ou permutáveis em ações da Azul;

(d)propor à Assembleia Geral qualquer alteração estatutária que afete negativamente os Termos de Governança;

(e)distribuição intermediária ou intercalar de dividendos ou juros sobre o capital próprio em excesso ao dividendo mínimo obrigatório da Azul;

(f)appointing a new independent auditor to Azul;

(g)to propose to the General Meeting the creation of additional share-based incentive plans for the management (other than the MIP); and

(h)any amendment, modification or waiver to the Shareholders’ Support Agreement or this Schedule A.

“Business Combination” means any business combination (whether through amalgamation, transformation, merger, merger of shares, acquisition, spin-off, or other forms of corporate reorganization or any business combination) between the Company and a company or business (including through subsidiaries) from the same industry that is, or was, listed or whose shares are, or were on December 17, 2024, publicly traded on any stock exchange in the United States of America or Brazil.

For avoidance of doubt, in no event shall (a) any Board meeting approve any of the Reserved Matters without the approval of at least one (1) of the Appointed Directors (so long as the Appointed Directors are members of the Board), or (b) any Reserved Matter be submitted to a vote of the shareholders of Azul without the approval of at least one (1) of the Appointed Directors (so long as one or both of the Appointed Directors are members of the Board) in a prior Board Meeting held to discuss calling such shareholders meeting.

(f)nomeação de um novo auditor independente para a Azul;

(g)propor à Assembleia Geral criação de planos adicionais de incentivo baseados em ações para a administração (que não o MIP); e

(h) qualquer alteração, modificação ou renúncia ao Acordo de Apoio aos Acionistas ou a este Anexo A.

“Combinação de Negócios” significa qualquer combinação de negócios (seja através de fusão, transformação, incorporação, incorporação de ações, aquisição, cisão, ou outra forma de reorganização societária ou qualquer combinação de negócios) entre a Companhia e uma empresa ou negócio (incluindo por meio de subsidiárias) do mesmo setor e que sejam, ou tenham sido, listados ou cujas ações sejam, ou tenham sido, em 17 de dezembro de 2024, negociadas publicamente em qualquer bolsa de valores nos Estados Unidos da América ou no Brasil.

Para evitar dúvidas, em nenhuma hipótese (a) qualquer reunião do Conselho aprovará qualquer uma das Matérias Reservadas sem a aprovação de pelo menos 1 (um) dos Conselheiros Nomeados (desde que os Conselheiros Nomeados sejam membros do Conselho), ou (b) qualquer Matéria Reservada será submetida à votação dos acionistas da Azul sem a aprovação de pelo menos 1 (um) dos Conselheiros Nomeados (desde que um ou ambos os Conselheiros Nomeados sejam membros do Conselho) na reunião do conselho de administração realizada para deliberar sobre a convocação de tal assembleia geral.

7.According to the provisions set forth in this Schedule A, after the Shareholder Extraordinary General Meeting, 2025 AGM, Dual-Class Sunset Shareholder Extraordinary General Meeting and Preferred Shareholder Extraordinary are held, the Amended Bylaws to be voted upon by the shareholders of Azul shall be valid and effective and reflect substantially the form attached hereto as Schedule 7 (“Amended Bylaws”), noted that with respect to matters that require approval at an Extraordinary General Meeting of Preferred Shareholders, the inclusion of such matters in the Company’s Bylaws after the 2025 EGM will be subject to approval by the majority of the preferred shares issued by the Company.

For the avoidance of doubt, nothing in this Schedule A and in the Agreement, shall prevent Azul from seeking to amend the Azul Bylaws in effect from time to time, and Azul and its shareholders shall be permitted to amend the Azul Bylaws in effect from time to time, in each case, except to the extent that any such amendment to the Azul Bylaws would be inconsistent with the provisions set forth in this Schedule A and in the Agreement.

7.    Nos termos deste Anexo A, após a realização da Assembleia Geral Extraordinária de Acionistas, da AGO de 2025, da Assembleia Geral Extraordinária de Limitação Temporal de Estrutura Dual e da Assembleia Geral Extraordinária de Acionistas Preferenciais, o Estatuto Social da Azul que será votado pelos acionistas da Azul deverá ser válido e eficaz e refletir substancialmente a forma aqui anexada como Anexo 7 (“Estatuto Social Alterado”), observado que, em relação às matérias que dependem de aprovação em Assembleia Geral Extraordinária de Acionistas Preferenciais, a inclusão de tais matérias no Estatuto Social da Companhia após a AGO de 2025 dependerá da aprovação pela maioria das ações preferenciais de emissão da Companhia.

Para evitar dúvidas, nada estabelecido neste Anexo A e no Acordo, impedirá que a Azul busque alterar, de tempos em tempos, o seu Estatuto Social em vigor, e a Azul e seus acionistas terão permissão para alterar o Estatuto Social da Azul em vigor de tempos em tempos, em cada caso, exceto na medida em que qualquer alteração ao Estatuto Social da Azul seja inconsistente com as disposições estabelecidas neste Anexo A e no Acordo.

Schedule 3(c) of the Governance Conditions/ Anexo 3(c) dos Termos de Governança

Management Incentive Plan /Plano de Incentivo da Administração

Schedule 7 / Anexo 7

Amended and Restated Bylaws / Estatuto Social Alterado e Consolidado

Schedule 3 (a)(i)/ Anexo 3(a)(i)
Supporting Shareholders/ Acionistas Apoiadores

Name / Address Nome/ Endereço	Number of Common Stock Número de Ações Ordinárias	Number of Preferred Stock Número de Ações Preferenciais
David Gary Neeleman Avenida Marcos Penteado de Ulhôa Rodrigues, No. 939, 8th Floor, Edifício Jatobá, Condomínio Castelo Branco Office Park, Tamboré, 06460-040, Brazil	622,406,638	6,939,465
Saleb II Founder 1 LLC Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801, United States of America	0	390,218
TRIP Participações S.A Avenida Mario Gurgel, 5030, Setor Centro Adm AB, Sala 108, Vila Capixaba, CEP 29.145-901, Cariacica-ES, CNPJ/MF 09.229.532/0001-70	202,328,712	5,952,473
TRIP Investimentos Ltda. Rodovia BR-262 S/N, Km 5, Vila Capixaba, CEP 29.145-901, Cariacica-ES, CNPJ/MF 15.300.240/0001-89	79,705,144	28,567
Rio Novo Locações Ltda. Avenida Mario Gurgel, 5030, Setor Centro Adm AB, Sala 208, Vila Capixaba, CEP 29.145-901, Cariacica-ES, CNPJ/MF 04.373.710/0001-18	24,524,564	0

Schedule 3 (a)(iii)/ Anexo 3(a)(iii)
Supporting Shareholder’s Stock Encumbrance / Ônus sobre as Ações dos Acionistas Apoiadores
3,244 preferred shares issued by Azul and held by David are blocked. / 3.244 ações preferenciais de emissão da Azul de titularidade de David encontram-se bloqueadas.
28,567 preferred shares issued by Azul and held by TRIP Investimentos Ltda. are blocked. / 28.567 ações preferenciais de emissão da Azul de titularidade da TRIP Investimentos Ltda. encontram-se bloqueadas.

Schedule 5 / Anexo 5
Joinder Agreement / Termo de Adesão

JOINDER AGREEMENT	TERMO DE ADESÃO
By this joinder agreement (“Joinder Agreement”), [Assignee], [qualification], for purposes of article 118 of Law 6.404, as of December 15th, 1976, as amended (“Brazilian Corporations Law”), herein irrevocably and irreversibly assents and agrees to, fully and unrestricted, join and remain bound by the terms and conditions of the Shareholder Support Agreement of AZUL S.A., a Brazilian corporation (sociedade por ações), enrolled with the CNPJ/MF under No. 09.305.994/0001-29, with headquarters at the City of Barueri, State of São Paulo, at Avenida Marcos Penteado de Ulhôa Rodrigues, nº 939, 8th floor, Edifício Jatobá, Condomínio Castelo Branco Office Park, Bairro Tamboré, Zip Code 06460-040 (“Azul” or the “Company”). executed on January 28, 2025 (“Shareholder Support Agreement”). The Assignee undertakes to comply with all the terms and conditions of the Shareholder Support Agreement as if it was an original party.

Por meio do presente termo de adesão (“Termo de Adesão”), [Aderente], [qualificação] (“Aderente”), neste ato, para fins e efeitos do Art. 118 da Lei n° 6.404, de 15 de dezembro de 1976, conforme alterada (“Lei das Sociedades por Ações”), de maneira irrevogável e irretratável, consente e aceita, plena e irrestritamente, a aderir e permanecer vinculado pelas disposições do Acordo de Apoio de Acionistas da AZUL S.A., sociedade anônima, inscrita no CNPJ/MF sob o n° 09.305.994/0001-29, com sede na cidade de Barueri, Estado de São Paulo, na Avenida Marcos Penteado de Ulhôa Rodrigues, nº 939, 8° andar, Edifício Jatobá, Condomínio Castelo Branco Office Park, Bairro Tamboré, CEP 06460-040 (“Azul” ou “Companhia”), celebrado em 28 de janeiro de 2025 (“Acordo de Apoio de Acionistas”). O Aderente compromete-se e obriga-se a cumprir integralmente com todos os termos e condições do Acordo de Apoio de Acionistas, como se tivesse sido uma parte original.

The Assignee confirms to have received, read and analyzed a full copy of the Shareholder Support Agreement, and to be aware of and in accordance with all of its terms and conditions.	O Aderente declara ter recebido, lido e examinado uma cópia integral do Acordo de Apoio de Acionistas e estar ciente e de acordo seus termos e condições.
As of this date, the Assignee shall undertake, to all intents and purposes of the Shareholder Support Agreement, the contractual position of [Assigner Shareholder], and to become responsible for all rights and obligations of the [Assigner Shareholder] in the terms of the Shareholder Support Agreement.

A partir desta data, o Aderente assumirá, para todos os fins e efeitos do Acordo de Apoio de Acionistas, a posição contratual de [Acionista Cedente], assumindo todos os deveres, obrigações, sujeições e responsabilidades impostos ao [Acionista Cedente] pelo Acordo de Apoio de Acionistas.

For purposes of Section 13 of the Shareholder Support Agreement, all notices, warnings and communications provided for in the Shareholder Support Agreement addressed to the Assignee shall be mailed to the address and in attention to the individuals indicated below:
Address: [=]
Zip Code: [=]
Phone Number: [=]
E-mail: [=]
Attn. to: [=]

Para fins da Cláusula 13 do Acordo de Apoio de Acionistas, todos os avisos, notificações e comunicações previstos no Acordo de Apoio de Acionistas destinados ao Aderente deverão ser encaminhados para o seguinte endereço, aos cuidados dos indivíduos indicados abaixo:
Endereço: [=]
Cep: [=]
Telefone: [=]
E-mail: [=]
A/C: [=]

This Joinder Agreement shall be deemed an integral part of the Shareholder Support Agreement, as well as duly filed at the Company’s headquarters.

All capitalized terms used in this Joinder Agreement, and not defined herein, shall have the same meaning as set forth in the Shareholder Support Agreement.

Este Termo de Adesão será considerado parte integrante do Acordo de Apoio de Acionistas, bem como devidamente arquivado na sede da Companhia.

Todos os termos em letras maiúsculas utilizados neste Termo de Adesão, e não definidos neste documento, terão o mesmo significado estabelecido no Acordo de Apoio de Acionistas.

This Joinder Agreement, in electronic or digital form, has the same validity as a physical document for all legal purposes; they acknowledge and declare that any one of the means listed below was chosen by mutual agreement of all signatory parties to this Joinder Agreement as a means to prove the veracity, authenticity, integrity, and effectiveness of the instrument, giving it legal effect (without impairing its enforceability), as if it were a physical document: (i) the digital signature of this Joinder Agreement under the ICP-Brasil (Brazilian Public Key Infrastructure) standards, through the DocuSign, Certisign, or similar platform; or (ii) any form of evidence of the consent of the signatory parties to this Joinder Agreement or their legal representatives, regardless of the use of a digital signature or by a certification that does not comply with the ICP-Brazil standards, in accordance with paragraph 2, Article 10 of Provisional Presidential Decree No. 2200-2, of August 24, 2001. In addition, the signatory parties to this Joinder Agreement agree that: (a) even if this Joinder Agreement is electronically signed by any signatory party to this Joinder Agreement at a different location, this Joinder Agreement will be deemed as executed, for all purposes, in the city of São Paulo, state of São Paulo, as indicated below; and (b) the date of signature of this Joinder Agreement is, for all purposes and effects, the date indicated above, regardless of the date the last electronic signature was added to the Joinder Agreement.

Este Termo de Adesão tem plena validade e eficácia em formato eletrônico ou digital, sendo equiparado a documento físico para todos os efeitos legais, reconhecendo e declarando que qualquer um dos meios elencados a seguir é um meio escolhido de mútuo acordo por todas as partes signatárias deste Termo de Adesão como aptos a comprovar a veracidade, autenticidade, integridade e eficácia do instrumento, e conferir-lhe pleno efeito legal (sem obstar ou prejudicar sua exequibilidade), como se documento físico fosse: (i) assinatura deste Termo de Adesão de forma digital nos padrões ICP-Brasil (Infraestrutura de Chaves Públicas Brasileira), via plataforma DocuSign, Certisign, ou plataforma similar; ou (ii) qualquer forma de comprovação de consentimento das partes signatárias deste Termo de Adesão ou de seus representantes legais, ainda que seja estabelecida com assinatura eletrônica ou por certificação fora dos padrões ICP-Brasil, em conformidade com o §2º, do Artigo 10 da Medida Provisória nº 2.200-2, de 24 de agosto de 2001. Em complemento, as partes signatárias deste Termo de Adesão ajustam que: (a) ainda que alguma das partes signatárias deste Termo de Adesão venha a assinar eletronicamente este Termo de Adesão em local diverso, o local de celebração deste Termo de Adesão é, para todos os fins, a cidade de São Paulo, Estado de São Paulo, conforme abaixo indicado; e (b) será considerada a data de assinatura deste Termo de Adesão, para todos os fins e efeitos, a data indicada acima, não obstante a data em que a última das assinaturas eletrônicas for realizada.

This this Joinder Agreement is executed electronically, in the presence of the two (2) undersigned witnesses.	O presente Termo de Adesão é firmado de forma eletrônica, na presença de 2 (duas) testemunhas abaixo assinadas.
São Paulo, [=].	São Paulo, [=] de [=] de [=].

Assignee/ Aderente:

[ASSIGNEE]/ [ADERENTE]
Remaining Shareholders/ Acionistas Remanescentes:

[REMAINING SHAREHOLDERS]
Company:

AZUL S.A.
Witnesses/ Testemunhas:

Name/Nome:	Name/Nome:
ID Card./Identidade:	ID Card./Identidade:
CPF No.:	CPF No.: